Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF REORGANIZATION

BY AND AMONG

BOWEN ACQUISITION CORP,

BOWEN MERGER SUB,

SHENZHEN QIANZHI BIOTECHNOLOGY CO., LTD

AND

QIANZHI GROUP HOLDING (CAYMAN) LIMITED

DATED AS OF JANUARY 18, 2024

TABLE OF CONTENTS

ARTICLE I

THE MERGER

1.1	The Merger	2
1.2	Effective Time; Closing	2
1.3	Effect of the Merger	3
1.4	Governing Documents	3
1.5	Effect on Securities	3
1.6	Merger Consideration Exchange Procedures	4
1.7	Lost, Stolen or Destroyed Certificates	5
1.8	Tax Consequences	5
1.9	Taking of Necessary Action; Further Action	6
1.10	Escrow	6
1.11	Committee and Representative	6
1.12	Earnout	7
1.13	Appraisal and Dissenter’s Rights	7

ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND NEWCO

2.1	Organization and Qualification	8
2.2	Subsidiaries	8
2.3	Capitalization	9
2.4	Authority Relative to this Agreement	11
2.5	No Conflict; Required Filings and Consents	11
2.6	Compliance	12
2.7	Financial Statements	12
2.8	No Undisclosed Liabilities	13
2.9	Absence of Certain Changes or Events	13
2.10	Litigation	14
2.11	Employee Benefit Plans	14
2.12	Labor Matters	15
2.13	Business Activities	16
2.14	Title to Property	16
2.15	Taxes	17
2.16	Environmental Matters	18
2.17	Brokers; Third Party Expenses	19
2.18	Intellectual Property	19
2.19	Agreements, Contracts and Commitments	22
2.20	Insurance	25
2.21	Governmental Actions/Filings	25
2.22	Interested Party Transactions	26
2.23	Top Customers and Top Suppliers	26
2.24	Board Approval	27

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2.25	No Additional Representations and Warranties	27
2.26	Independent Investigation; No Reliance	27
2.27	Survival of Representations, Warranties, Covenants and Agreements	28

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

3.1	Organization and Qualification	28
3.2	Subsidiaries	28
3.3	Capitalization	29
3.4	Authority Relative to this Agreement	30
3.5	No Conflict; Required Filings and Consents	31
3.6	Compliance	31
3.7	Parent SEC Reports and Financial Statements	31
3.8	No Undisclosed Liabilities	33
3.9	Absence of Certain Changes or Events	33
3.10	Litigation	33
3.11	Employee Benefit Plans	34
3.12	Labor Matters	34
3.13	Business Activities	34
3.14	Title to Property	34
3.15	Taxes	34
3.16	Environmental Matters	35
3.17	Brokers	35
3.18	Intellectual Property	35
3.19	Agreements, Contracts and Commitments	36
3.20	Insurance	36
3.21	Interested Party Transactions	36
3.22	Nasdaq Listing	36
3.23	Board Approval	37
3.24	Trust Fund	37
3.25	No Additional Representations and Warranties	37
3.26	Independent Investigation; No Reliance	37
3.27	Non-Survival of Representations, Warranties, Covenants and Agreements	38

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1	Conduct of Business by the Company and NewCo and Parent and Merger Sub	38

ARTICLE V

ADDITIONAL AGREEMENTS

5.1	Registration Statement and Proxy Statement; Special Meeting	41
5.2	Directors and Officers of Parent and the Company After Merger	42
5.3	Other Actions	43
5.4	Required Information	43

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5.5	Confidentiality; Access to Information	44
5.6	Public Disclosure	45
5.7	Commercially Reasonable Best Efforts	45
5.8	No Securities Transactions	47
5.9	No Claim Against Trust Fund	48
5.10	Disclosure of Certain Matters	48
5.11	Nasdaq Listing	49
5.12	No Solicitation	49
5.13	Charter Protections; Directors’ and Officers’ Liability Insurance	50
5.14	Insider Loans	50
5.15	Certain Financial Information	51
5.16	Access to Financial Information	51
5.17	Parent Borrowings	51
5.18	Trust Fund Disbursement	52
5.19	Employment Agreements	52
5.20	Noncompete Agreement	52
5.21	PIPE Financing	52
5.22	NewCo Shareholder Approval	53
5.23	Fees and Expenses	53

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1	Conditions to Obligations of Each Party to Effect the Merger	53
6.2	Additional Conditions to Obligations of the Company	54
6.3	Additional Conditions to the Obligations of Parent and Merger Sub	55

ARTICLE VII

INDEMNIFICATION

7.1	Indemnification of Parent Indemnitees	57
7.2	Indemnification of Third-Party Claims	58
7.3	Indemnification of Direct Claims	59
7.4	Insurance Effect	60
7.5	Limitations on Indemnification	60
7.6	Payments	61
7.7	Exclusive Remedy	61
7.8	Adjustment to Merger Consideration	61
7.9	Representative Capacities; Application of Escrow	62

ARTICLE VIII

TERMINATION

8.1	Termination	62
8.2	Notice of Termination; Effect of Termination	63

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ARTICLE IX

DEFINED TERMS

9.1	Defined Terms	64

ARTICLE X

GENERAL PROVISIONS

10.1	Notices	67
10.2	Interpretation	68
10.3	Counterparts; Electronic Delivery	71
10.4	Entire Agreement; Third Party Beneficiaries	72
10.5	Severability	72
10.6	Other Remedies; Specific Performance	72
10.7	Governing Law	72
10.8	Consent to Jurisdiction; WAIVER OF JURY TRIAL	73
10.9	Rules of Construction	73
10.10	Assignment	73
10.11	Amendment	74
10.12	Extension; Waiver	74
10.13	Disclosure Schedules	74

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of January 18, 2024, by and among Bowen Acquisition Corp, a Cayman Islands exempted company (“Parent”), Bowen Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Parent (“Merger Sub”), Shenzhen Qianzhi BioTech Company Limited, a company incorporated in the People’s Republic of China (the “Company”), and Qianzhi Group Holding (Cayman) Limited, an exempted company incorporated with limited liability in the Cayman Islands (“NewCo,” and together with Parent, Merger Sub and the Company, the “Parties,” and each of Parent, Merger Sub, the Company and Newco individually, a “Party”). As used herein, (i) the term “Agreement” refers to this Agreement and Plan of Reorganization, as the same may be amended from time to time, and all schedules hereto (including the Company Schedule and the Parent Schedule, as defined in the preambles to ARTICLE II and ARTICLE III hereof, respectively), and (ii) unless the context clearly otherwise indicates, the term “Company” refers to the Company and its Subsidiaries (as defined in Section 10.2(m)), prior to the Restructuring (as defined in the Recitals), and refers to NewCo and its Subsidiaries, including the Company, after the Restructuring.

RECITALS

A. Parent is a blank check company incorporated as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses or entities.

B. Merger Sub is a newly incorporated, direct, wholly-owned subsidiary of Parent and was formed for the sole purpose of effecting the Merger (as defined below).

C. The Company is a company incorporated in the People’s Republic of China.

D. Prior to the execution of this Agreement, the Company completed a restructuring (the “Restructuring”), pursuant to which the Company became an indirect wholly-owned subsidiary of NewCo, and the holders of all the Equity Securities of the Company issued and outstanding immediately prior to the effective time of the Restructuring became the holders of all NewCo Ordinary Shares (as defined in Section 2.3(a)) issued and outstanding immediately after the effective time of the Restructuring. The term “NewCo Shareholders” refers to the holders of the Equity Securities of the Company, prior to the Restructuring, and the holders of the NewCo Ordinary Shares, after the Restructuring.

E. Upon the terms and subject to the conditions of this Agreement and in accordance with the Companies Act (Revised) of the Cayman Islands, as amended (the “Cayman Companies Act”), the Parties intend to enter into a business combination transaction by which Merger Sub will merge with and into NewCo, with NewCo being the surviving company of the Merger (“Surviving Company”) and becoming a wholly-owned subsidiary of Parent, and in exchange the NewCo Shareholders will receive ordinary shares of Parent as provided by this Agreement (the “Merger”).

F. The boards of directors of each of Parent, Merger Sub, the Company and NewCo have determined that the Merger is fair to, and in the best interests of, their respective companies and their respective shareholders.

G. Concurrently with the execution of this Agreement, Parent, the Company and certain shareholders of the Company have entered into Voting and Support Agreements, in the form attached hereto as Exhibit A (each, a “Voting Agreement”), pursuant to which, among other things, each such shareholder has agreed, with respect to all NewCo Ordinary Shares received by such shareholder in the Restructuring, to vote in favor of, or consent in writing to, the adoption of this Agreement and the approval of the Transactions, including the Merger (the “NewCo Shareholder Approval”).

H. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows (defined terms used in this Agreement are listed alphabetically in ARTICLE IX, together with the Section and, if applicable, paragraph number in which the definition of each such term is located):

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Cayman Companies Act, NewCo shall be merged with Merger Sub, the separate corporate existence of Merger Sub shall cease and NewCo shall continue as the Surviving Company after the Merger and as a wholly-owned subsidiary of Parent.

1.2 Effective Time; Closing. Subject to the conditions of this Agreement, as soon as practicable on or after the Closing Date (as hereinafter defined), the parties hereto shall execute a plan of merger (and any other documents required by the Cayman Companies Act to consummate the Merger) (the “Plan of Merger”) in form and substance reasonably acceptable to the Parties, and the Parties shall cause the Merger to be consummated by registering the Plan of Merger with the Cayman Registrar in accordance with the provisions of the Cayman Companies Act. The Merger shall become effective on the date that the Plan of Merger is registered by the Cayman Registrar in accordance with the Cayman Companies Act or such later time as specified in the Plan of Merger (the “Effective Time”). Unless this Agreement shall have been terminated pursuant to Section 8.1, the consummation of the Transactions (the “Closing”), other than the filing of the Plan of Merger, shall take place at the offices of Graubard Miller, counsel to Parent, 405 Lexington Avenue, New York, New York 10174-1901 at a time and date to be specified by the parties, which shall be no later than the third (3rd) Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE IV, or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”). Closing signatures may be transmitted by facsimile or by email pdf files. For purposes of this Agreement, “Business Day” shall mean any day other than a Saturday or Sunday or any day on which banks located in the Cayman Islands and New York, NY are authorized or required to be closed.

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1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the Cayman Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights, the property of every description including causes of action, and the business, undertaking, goodwill, benefits, immunities, and privileges of each of NewCo and Merger Sub shall vest in Surviving Company, and all the mortgages, charges or security interests, and all contracts, obligations, claims, debts and liabilities of each of NewCo and Merger Sub shall become the mortgages, charges, or security interests, and all contracts, obligations, claims, debts and liabilities of Surviving Company.

1.4 Governing Documents.

(a) At the Effective Time, the memorandum and articles of association of Merger Sub shall become the memorandum and articles of association of Surviving Company.

(b) On the Closing Date, Parent shall cause its memorandum and articles of association to be amended and restated in such form as shall be mutually agreed upon between the Company and Parent (the “A&R Memorandum and Articles of Association”).

1.5 Effect on Securities. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and this Agreement and without any further action on the part of Merger Sub or NewCo, or the holders of any of the securities of Parent, Merger Sub, the Company or NewCo, the following shall occur:

(a) Conversion of NewCo Ordinary Shares. Other than any shares to be canceled pursuant to Section 1.5(e) and the Dissenting Shares, all of NewCo Ordinary Shares issued and outstanding immediately prior to the Effective Time will be automatically converted, at the Effective Time, into the right to receive an aggregate of (i) 7,246,377 ordinary shares, par value $0.0001, of Parent (“Parent Ordinary Shares”), a portion of which shall be deposited in escrow in accordance with Section 1.10 (the “Merger Shares”), and (ii) the right to receive an aggregate of 1,400,000 Parent Ordinary Shares in accordance with Section 1.12 (the “Earnout Shares”). The Merger Shares and Earnout Shares shall be referred to herein collectively as the “Merger Consideration.” The Merger Consideration shall be paid to the NewCo Shareholders in the respective amounts set forth on Schedule A hereto. The Earnout Shares that may be issuable if earned shall be in addition to the Merger Shares.

(b) Shares of Merger Sub. Each ordinary share, par value $1.00 per share, of Merger Sub (collectively, the “Merger Sub Ordinary Shares”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable ordinary share, as the case may be, of the Surviving Company. After the Effective Time, each certificate evidencing ownership of Merger Sub Ordinary Shares shall evidence ownership of the corresponding ordinary shares of the Surviving Company.

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(c) Adjustments to Exchange Ratios. The amount of Merger Consideration to be issued or paid at Closing shall be equitably adjusted to reflect appropriately the effect of any share split, reverse share split, share dividend (including any dividend or distribution of securities convertible into Parent Ordinary Shares or NewCo Ordinary Shares), extraordinary cash dividends, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Parent Ordinary shares or NewCo Ordinary Shares occurring on or after the date hereof and prior to the Effective Time.

(d) Fractional Shares. No fraction of a Parent Ordinary Share will be issued by virtue of the Merger, and each holder of NewCo Ordinary Shares who would otherwise be entitled to a fraction of a Parent Ordinary Share (after aggregating all fractional Parent Ordinary Shares that otherwise would be received by such holder) shall, upon compliance with Section 1.6, receive from Parent, in lieu of such fractional share, one (1) Parent Ordinary Share.

(e) Cancellation of Treasury and Parent-Owned Stock. Each NewCo Ordinary Share held by Parent, the Company or NewCo or any direct or indirect wholly-owned subsidiary of Parent, the Company or NewCo immediately prior to the Effective Time shall be canceled and extinguished without any conversion or payment in respect thereof.

1.6 Merger Consideration Exchange Procedures.

(a) Exchange Procedures. At or prior to the Closing, each NewCo Shareholder shall (i) deliver the certificates evidencing their right to NewCo Ordinary Shares (the “NewCo Certificates”), if any, to Parent for cancellation, or in the case of a lost, stolen or destroyed NewCo Certificate, will deliver to Parent an affidavit (and indemnity if required) in the manner provided in Section 1.7, and (ii) deliver a duly completed and executed letter of transmittal to Parent, in a form to be mutually agreed upon between Parent and the Company (“Letter of Transmittal”), and shall receive in exchange therefor the Merger Shares to which such NewCo Shareholder is entitled pursuant to Section 1.5, in book-entry form (unless certificates representing Merger Shares are otherwise requested by such NewCo Shareholder), and the NewCo Certificates, if any, shall forthwith be cancelled. The Letter of Transmittal shall be in customary form and shall provide that (w) the NewCo Shareholder consents to the appointment of the Representative as set forth in Section 1.11(b), (x) the NewCo Shareholder acknowledges and agrees to the indemnification obligations set forth in ARTICLE VII and the terms and conditions of the Escrow Agreement, (y) the NewCo Shareholder agrees to a general release and waiver of claims in favor of the Company and NewCo and their Subsidiaries, subject to certain exceptions, and (z) the NewCo Shareholder agrees that it may not, subject to certain exceptions, Transfer the Merger Shares until the earlier of (1) the six-month anniversary of the Closing Date and (2) the date on which subsequent to the Merger, Parent consummates a liquidation, merger, share exchange or other similar transaction which results in all of Parent’s shareholders having the right to exchange their Parent Ordinary Shares for cash, securities or other property. To the extent that a NewCo Shareholder has not delivered the NewCo Certificates, if any, and a duly completed and executed Letter of Transmittal at or prior to the Closing, such NewCo Shareholder shall deliver such items to Parent promptly following the Closing. The delivery to Parent of the NewCo Certificates, if any, and a duly completed and executed Letter of Transmittal shall be a condition to the receipt by each NewCo Shareholder of the Merger Consideration to which such NewCo Shareholder is entitled pursuant to Section 1.5. The Merger Shares shall be issued only in the name of the registered holder of the NewCo Ordinary Shares exchanged therefor.

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(b) Distributions With Respect to Unexchanged NewCo Ordinary Shares. No dividends or other distributions declared or made after the date of this Agreement with respect to Parent Ordinary Shares with a record date after the Effective Time will be paid to any NewCo Shareholder with respect to the Merger Consideration to which such NewCo Shareholder is entitled pursuant to Section 1.5, until such NewCo Shareholder shall have delivered to Parent its NewCo Certificates, if any, and a duly executed and completed Letter of Transmittal. Subject to applicable law, following delivery of any such NewCo Certificates and the Letter of Transmittal, Parent shall promptly deliver to such NewCo Shareholder, without interest, the Merger Consideration into which such NewCo Ordinary Shares shall have been converted in the Merger and the amount of any such dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such Merger Consideration.

(c) Required Withholding. Parent shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld consistent with the terms of this Section 1.6(c), such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

(d) No Further Ownership Rights in NewCo Ordinary Shares. All Parent Ordinary Shares issued in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to NewCo Ordinary Shares and there shall be no further registration of transfers on the records of the Surviving Company of the NewCo Ordinary Shares that were outstanding immediately prior to the Effective Time. At the Effective Time, each holder of NewCo Ordinary Shares shall cease to have any other rights in and to NewCo or the Surviving Company, except the right to receive the Merger Consideration into which such NewCo Ordinary Shares shall have been converted in the Merger.

1.7 Lost, Stolen or Destroyed Certificates. In the event that any NewCo Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed NewCo Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Merger Consideration into which the NewCo Ordinary Shares formerly represented by such NewCo Certificates was converted into and any dividends or distributions payable pursuant to Section 1.6(b); provided, however, that, as a condition precedent to the delivery of such Merger Consideration, the owner of such lost, stolen or destroyed NewCo Certificates shall indemnify Parent against any claim that may be made against Parent or Surviving Company with respect to the NewCo Certificates alleged to have been lost, stolen or destroyed.

1.8 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute reorganization within the meaning of Section 368 of the Code. The Parties hereto adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Income Tax Regulations.

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1.9 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of NewCo and Merger Sub, the officers and directors of NewCo and Merger Sub will take all such lawful and necessary action.

1.10 Escrow. As security for the indemnity obligations set forth in ARTICLE VII, at the Closing, the NewCo Shareholders receiving Merger Shares shall deposit in escrow an aggregate of ten percent (10%) of the Merger Shares (the “Escrow Shares”), which shall be allocated among the NewCo Shareholders entitled to receive the same in the same proportions as the total Merger Shares are allocated among them, all in accordance with the terms and conditions of the Escrow Agreement to be entered into at the Closing between Parent, the Representative (as defined in Section 1.11(b)) and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent, in the form annexed hereto as Exhibit B (the “Escrow Agreement”). The Escrow Agreement shall provide that, on the date (the “Escrow Termination Date”) that is two (2) years after the Closing, the Escrow Agent shall release the Escrow Shares, less that portion of the Escrow Shares applied in satisfaction of or reserved with respect to indemnification claims made prior to such date, to the Persons entitled to receive them in the same proportions as originally deposited into escrow. Any Escrow Shares held with respect to any unresolved claim for indemnification and not applied as indemnification with respect to such claim upon its resolution shall be delivered to such Persons promptly upon such resolution.

1.11 Committee and Representative.

(a) Parent Committee. Prior to the Closing, the Board of Directors of Parent shall appoint a committee (the “Committee”) consisting of one or more of its then members to act on behalf of Parent and the Parent Indemnitees (as defined in Section 7.1(a)) to take all necessary or appropriate actions under this Agreement and the Escrow Agreement after the Closing, including all decisions in connection with the Earnout Shares and all decisions in connection with the indemnification obligations set forth in ARTICLE VII. In the event of a vacancy in the Committee, the board of directors of Parent or, after the consummation of the Merger, a majority of those Persons who served on Parent’s Board immediately prior to the Closing Date, shall appoint as a successor some other Person who would qualify as an “independent” director of Parent and who has not had any relationship with the Company prior to the Closing. Such committee is intended to be the “Committee” referred to in ARTICLE VII and the Escrow Agreement.

(b) Representative. Each NewCo Shareholder, in its Letter of Transmittal, shall designate and appoint Liangwen Wang, the Chief Financial Officer of the Company (the “Representative”), as its agent and attorney-in-fact to represent the interests of the NewCo Shareholders after the Closing for the purposes of this Agreement and the Escrow Agreement, including giving consents and approvals hereunder and thereunder and making those determinations hereunder and thereunder that are specifically reserved to the Representative by the terms hereof and thereof. If such Person ceases to serve in such capacity, for any reason, those members of the board of directors of Parent who were members of the board of directors of the Company prior to the Closing shall appoint as successor a Person who was a former director of the Company or such other Person as such members shall designate. Such Person or successor is intended to be the “Representative” referred to in ARTICLE VII and the Escrow Agreement.

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1.12 Earnout. The terms governing the Earnout Shares are set forth in Schedule B.

1.13 Appraisal and Dissenter’s Rights.

(a) NewCo Ordinary Shares (the “Dissenting Shares”) owned by the holders of NewCo Ordinary Shares who have validly exercised and not effectively withdrawn or lost their rights to dissent from the Merger pursuant to section 238 of the Cayman Companies Act (the “Dissenting Shareholders”) shall thereafter represent the right to receive only the payment resulting from the procedure set forth in the Cayman Companies Act with respect to the Dissenting Shares owned by such Dissenting Shareholder, and shall not be entitled to receive the Merger Consideration (which, for the avoidance of doubt, shall not be allocated to the other holders of NewCo Ordinary Shares), unless and until such Dissenting Shareholder effectively withdraws its demand for, or loses its rights to, dissent from the Merger pursuant to the Cayman Companies Act with respect to any Dissenting Shares. The Company and NewCo shall give Parent (i) prompt notice of any notices of objection, notices of election to dissent, written demands for appraisal, demands for fair value, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws that are received by the Company relating to any Dissenting Shareholder’s rights of dissent under the Cayman Companies Act and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the Cayman Companies Act. The Company and NewCo shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(b) In the event that any written notices of objection to the Merger are served by the holders of NewCo Ordinary Shares pursuant to section 238(2) of the Cayman Companies Act, the Company and NewCo shall serve written notice of the authorization of this Agreement, the Plan of Merger and the Merger on such Shareholders pursuant to section 238(4) of the Cayman Companies Act within twenty (20) days of obtaining the NewCo Shareholder Approval, provided, that prior to serving any such notice, the Company and NewCo shall consult with Parent with respect to such notice and shall afford Parent a reasonable opportunity to comment thereon.

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ARTICLE II

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY AND NEWCO

Subject to the exceptions set forth in Schedule 2 attached hereto (the “Company Schedule”), the Company and NewCo, jointly and severally, hereby represent and warrant to, and covenant with, Parent and Merger Sub as follows:

2.1 Organization and Qualification.

(a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the People’s Republic of China and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. NewCo is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each of the Company and NewCo is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company or NewCo to be, conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the memorandum and articles of association or certificate of incorporation and bylaws (such instruments or other comparable governing instruments with different names of an entity, collectively, the “Charter Documents”) of the Company and NewCo, as amended and currently in effect, have been heretofore made available to Parent or Parent’s counsel. The Company and NewCo are not and have not at any time been in default or violation of any term, condition or provision of their respective Charter Documents.

(b) Each of the Company and NewCo is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which the Company is so qualified or licensed is listed in Schedule 2.1(b).

(c) The minute books of each of the Company and NewCo contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and shareholders. Copies of the minute books of each the Company and NewCo have been heretofore made available to Parent or Parent’s counsel.

2.2 Subsidiaries.

(a) Neither the Company nor NewCo has any direct or indirect Subsidiaries other than those listed in Schedule 2.2 (the “Company Subsidiaries”). Except as set forth in Schedule 2.2, the Company and NewCo own all of the issued and outstanding Equity Securities of the respective Company Subsidiaries, free and clear of all Liens (as defined in Section 10.2(h)). Except for the Company Subsidiaries, neither the Company nor NewCo owns, directly or indirectly, any ownership, equity, profits or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

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(b) Each Company Subsidiary that is a corporation is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Company Subsidiary that is a limited liability company is duly organized or formed, validly existing and in good standing under the laws of its jurisdiction of organization or formation (as listed in Schedule 2.2) and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by the Company to be conducted. Each Company Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by the Company to be conducted, except where the failure to have such Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Complete and correct copies of the Charter Documents of each Company Subsidiary, as amended and currently in effect, have been heretofore delivered to Parent or Parent’s counsel. No Company Subsidiary is in violation of any of the provisions of its Charter Documents.

(c) Each Company Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Each jurisdiction in which each Company Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d) The minute books of each Company Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its board of directors (and any committees thereof), similar governing bodies and shareholders. Copies of the minute books of each Company Subsidiary have been heretofore made available to Parent or Parent’s counsel.

2.3 Capitalization.

(a) The registered capital of the Company is 20,502,000 RMB, all of which has been paid up as of the date of this Agreement in accordance with applicable Legal Requirements and its Charter Documents. As of the date of this Agreement, all of the issued and outstanding Equity Securities of the Company are owned beneficially and of record by NewCo or a wholly-owned Subsidiary of NewCo, free and clear of all Liens. The authorized capital stock of NewCo consists of 50,000 ordinary shares (“NewCo Ordinary Shares”), of which 50,000 shares are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable. Schedule 2.3(a) contains a list of all of the holders of the NewCo Ordinary Shares as of the date of this Agreement, the number of NewCo Ordinary Shares as of the date of this Agreement owned by each shareholder, and each shareholder’s residence address. The NewCo Ordinary Shares are owned beneficially and of record by such shareholders, free and clear of all Liens. Other than (i) the Equity Securities of the Company owned beneficially and of record by NewCo and (ii) the NewCo Ordinary Shares, neither the Company nor NewCo has any Equity Securities authorized or outstanding.

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(b) As of the date of this Agreement, no Equity Securities of the Company or NewCo Ordinary Shares are reserved for issuance.

(c) All outstanding Equity Securities of the Company and NewCo Ordinary Shares have been, issued and granted in compliance with (x) all applicable Legal Requirements and preemptive or similar rights, and (y) all requirements set forth in any applicable Company Contracts (as defined in Section 2.19).

(d) Except as set forth in Schedule 2.3(d) or as contemplated by this Agreement, there are no subscriptions, options, warrants, rights (including preemptive rights), convertible, exchangeable or similar securities, or other plans, commitments or agreements of any character, to which the Company or NewCo or any of their Subsidiaries is a party or by which the Company or NewCo or any of their Subsidiaries is bound, obligating or providing for the Company or NewCo or any of their Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold any Equity Securities of the Company or NewCo or any of their Subsidiaries.

(e) Except as set forth in Schedule 2.3(e) or as contemplated by this Agreement, there are no subscriptions, options, warrants, rights, redeemable or similar securities, or other plans, commitments or agreements of any character, to which the Company or NewCo or any of their Subsidiaries is a party or by which the Company or NewCo or any of their Subsidiaries is bound, obligating or providing for the Company or NewCo or any of their Subsidiaries to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Equity Securities of the Company or NewCo or any of their Subsidiaries.

(f) Except as set forth in Schedule 2.3(f) or as contemplated by this Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which the Company or NewCo or any of their Subsidiaries is a party or by which the Company or NewCo or any of their Subsidiaries is bound with respect to any Equity Securities of the Company or NewCo or any of their respective Subsidiaries.

(g) Except as provided for in this Agreement or as set forth in Schedule 2.3(g), as a result of the consummation of the Transactions, no Equity Securities of the Company or NewCo or any of their respective Subsidiaries are issuable and no rights in connection with any such Equity Securities accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h) No outstanding Equity Securities of the Company or NewCo Ordinary Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with the Company.

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2.4 Authority Relative to this Agreement. The Company has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each other Transaction Agreement that the Company has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out the Company’s obligations hereunder and thereunder and, to consummate the Transactions (including the Merger) and the transactions contemplated by the other Transaction Agreements. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions (including the Merger) and the transactions contemplated by the other Transaction Agreements have been duly and validly authorized by all necessary corporate action on the part of the Company (including the approval by its board of directors and its shareholders as required by the Cayman Companies Act), and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions and the transactions contemplated by the other Transaction Agreements, other than the NewCo Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5 No Conflict; Required Filings and Consents. Except as set forth in Schedule 2.5 hereto:

(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company shall not, (i) conflict with or violate the Company’s Charter Documents, (ii) conflict with or violate any Legal Requirements (as defined in Section 10.2(g)), (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company pursuant to, any Company Contracts or (iv) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Company Contract, including any “change in control” or similar provision of any Company Contract, except, with respect to clauses (ii), (iii) or (iv), for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on the Company.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or other third party (including, without limitation, lenders and lessors), except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act and blue sky laws, and the rules and regulations thereunder, (ii) for the filing of the Plan of Merger, (iii) for the notification required under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iv) for the CFIUS Approval, (v) for the consents, approvals, authorizations and permits, and the filings and notifications, that are described in Schedule 2.5(b), (vi) for the consents, approvals, authorizations and permits, and the filings and notifications, that have been obtained or made and are in full force and effect, and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company or, after the Closing, the Parent.

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2.6 Compliance. The Company is in compliance with and not in violation of, and during the last three (3) years, has been in compliance with and not in violation of, any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on the Company. Except as set forth in Schedule 2.6, no written notice of non-compliance with or violation of any Legal Requirements has been received by the Company (and the Company has no Knowledge of any such notice having been delivered to any other Person) during the last three (3) years.

2.7 Financial Statements.

(a) The Company has made available to Parent true and complete copies of the audited consolidated financial statements (including any related notes thereto) of the Company and its Subsidiaries for the fiscal years ended March 31, 2023 and 2022 (the “Audited Financial Statements” or the “Financial Statements”).

(b) The Financial Statements have been (i) prepared from, and in accordance in all material respects, with, the books and records of the Company as of the times and for the periods referred to therein, and (ii) prepared in accordance with U.S. GAAP (as defined below), consistently applied during the periods involved (except as otherwise indicated in such statements). The Financials Statements fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations, changes in stockholders’ equity and cash flows of the Company and its Subsidiaries for the periods indicated.

(c) The books of account, minute books and transfer ledgers and other similar books and records of the Company and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(d) Except as otherwise noted in the Financial Statements, the accounts and notes receivable of the Company and its Subsidiaries reflected in the Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which the Company has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of the Company or any of its Subsidiaries as of the date hereof.

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(e) The Company and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with U.S. GAAP and to maintain accountability for the Company’s and its Subsidiaries’ assets. As of the date of this Agreement, the Company has not identified or been made aware of any, and to the Knowledge of the Company, there is no (i) “significant deficiency” in the internal accounting controls of the Company, (ii) “material weakness” in the internal controls over financial reporting of the Company, or (iii) fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the internal accounting controls of the Company.

(f) The Company’s auditor has at all required times since the date of enactment of the Sarbanes-Oxley Act been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act); (ii) “independent” with respect to the Company within the meaning of Regulation S-X under the Exchange Act; and (iii) in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(g) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company. The Company has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Except as set forth in Schedule 2.7(h), the Company has no indebtedness.

2.8 No Undisclosed Liabilities. Except as set forth in Schedule 2.8, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required to be reflected or reserved for on a balance sheet prepared in accordance with IFRS or in the related notes thereto, except liabilities and obligations (i) reflected or reserved for in the Financial Statements or disclosed in any notes thereto, (ii) incurred or arising under or in connection with the Transactions, including expenses related thereto, or (iii) incurred or arising in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Financial Statements, provided such liabilities and obligations, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

2.9 Absence of Certain Changes or Events. Except as contemplated by this Agreement, since the date of the most recent balance sheet included in the Financial Statements, there has not been: (i) any Material Adverse Effect on the Company, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, capital stock or property) in respect of, any Equity Securities of the Company, or any purchase, redemption or other acquisition by the Company of any Equity Securities of the Company or any other securities of the Company or any options, warrants, calls or rights to acquire any such Equity Securities or other securities of the Company, (iii) any split, combination or reclassification of any Equity Securities of the Company, (iv) any granting by the Company of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by the Company of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by the Company of any increase in severance or termination pay or any entry by the Company into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby, (v) entry by the Company into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by the Company with respect to any Governmental Entity, (vi) any material change by the Company in its accounting methods, principles or practices, except as required by concurrent changes in IFRS, (vii) any change in the auditors of the Company, (viii) any issuance of capital stock of the Company, or (ix) any revaluation by the Company of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of the Company other than in the ordinary course of business consistent with past practice.

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2.10 Litigation. Except as disclosed in Schedule 2.10, there are no claims, suits, actions, complaints, demands or other proceedings pending or, to the Knowledge of the Company, threatened against the Company before any Governmental Entity.

2.11 Employee Benefit Plans.

(a) Schedule 2.11(a) lists all employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of the Company, or any trade or business (whether or not incorporated) which is under common control with the Company, with respect to which the Company has liability (individually, a “Plan,” and, collectively, the “Plans”). All Plans have been maintained and administered in all material respects in compliance with their respective terms and with the requirements prescribed by any and all statutes, orders, rules and regulations which are applicable to such Plans, and all liabilities with respect to the Plans have been properly reflected in the Financial Statements and the books and records of the Company. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company, threatened by any governmental agency with respect to any Plan. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Plans have been timely made or accrued. The Company does not have any plan or commitment to establish any new Plan, to modify any Plan (except to the extent required by law or to conform any such Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any new Plan. Except as disclosed in Schedule 2.11(a), each Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Parent or the Surviving Company (other than ordinary administration expenses and expenses for benefits accrued but not yet paid).

(b) Except as disclosed in Schedule 2.11(b), neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of the Company under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

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2.12 Labor Matters.

(a) Except as set forth on Schedule 2.12, the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor does the Company know of any activities or proceedings of any labor union to organize any such employees. There are no pending grievance or similar proceedings involving the Company and any of its employees subject to a collective bargaining agreement or other labor union contract and there are no continuing obligations of the Company pursuant to the resolution of any such proceeding that is no longer pending.

(b) Except as provided for in the collective bargaining agreements and labor union contracts set forth on Schedule 2.12, each employee and consultant of the Company is terminable “at will” subject to applicable notice periods as set forth by law or in the employment agreement, but in any event not more than ninety (90) days, and there are no agreements or understandings between the Company and any of its employees or consultants that their employment or services will be for any particular period. The Company is not aware that any of its officers or key employees intends to terminate his or her employment with the Company. The Company is in compliance in all material respects and, to the Company’s Knowledge, each of its employees and consultants is in compliance in all material respects, with the terms of the respective employment and consulting agreements between the Company and such individuals. There are not, and there have not been, any oral or informal arrangements, commitments or promises between the Company and any employees or consultants of the Company that have not been documented as part of the formal written agreements between any such individuals and the Company that have been made available to Parent.

(c) The Company is in compliance, and during the last three (3) years has been in compliance, in all material respects with all Legal Requirements applicable to its employees, respecting employment, employment practices, terms and conditions of employment and wages and hours and is not liable for any arrears of wages or penalties with respect thereto. The Company’s obligations to provide statutory severance pay to its employees are fully funded or accrued on the most recent Financial Statements and the Company has no Knowledge of any circumstance that could give rise to any valid claim by a current or former employee for compensation on termination of employment (beyond the statutory severance pay to which employees are entitled). All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds, or (y) to withhold from its employees’ salaries and benefits and to pay to any Governmental Entity as required by applicable Legal Requirements have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any outstanding obligation to make any such deduction, transfer, withholding or payment. There are no pending, or to the Company’s Knowledge, threatened or reasonably anticipated, claims or actions against the Company by any employee in connection with such employee’s employment or termination of employment by the Company.

(d) No employee or former employee of the Company is owed any wages, benefits or other compensation for past services (other than wages, benefits and compensation accrued in the ordinary course of business consistent with past practice during the current pay period and any accrued benefits for services, which by their terms or under applicable law, are payable in the future, such as accrued vacation, recreation leave and severance pay).

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2.13 Business Activities.

(a) Except as disclosed in Schedule 2.13, there is no agreement, commitment, judgment, injunction, order or decree binding upon the Company or its assets or to which the Company is a party which has or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted, other than such agreements, commitments, judgments, injunctions, orders and decrees that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) NewCo and its Subsidiaries were created for the purpose of facilitating the Restructuring and the Merger. Except as effected by the Restructuring, NewCo and its Subsidiaries do not have any assets or properties of any kind, do not conduct and have never conducted any business, and have and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

(c) As of the date of this Agreement, the projections with respect to the Company that were delivered by or on behalf of the Company to Parent, including any statement with respect to projected revenues, costs, expenses, and profits, a copy of which are attached as Schedule 2.13(c), were prepared by the Company based on reasonable and appropriate assumptions for projections of such kind with respect to the Company.

2.14 Title to Property.

(a) All real property owned by the Company (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the most recent balance sheet included in the Financial Statements. The Company has good, valid and marketable fee simple title to such real property, and except as set forth in the Audited Financial Statements or in Schedule 2.14(a), all such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than Liens for taxes not yet due and payable and such Liens or other imperfections of title, if any, that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present or contemplated use of such property in the business of the Company. Schedule 2.14(a) also contains a list of all options or other contracts under which the Company has a right to acquire or the obligation to sell any interest in real property.

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(b) All real property occupied, used or held for use by the Company (other than the real property owned by the Company), and all personal property and other property and assets owned, used or held for use by the Company in connection with the business of the Company (the “Personal Property”), are shown or reflected on the most recent balance sheet included in the Financial Statements, other than property acquired on or after the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business consistent with past practice. The Company has good and marketable title to, or a valid and binding leasehold or license interest in, all such real property and Personal Property, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Except as set forth in the Audited Financial Statements or in Schedule 2.14(a), all such real property and Personal Property is held free and clear of all Liens, other than Liens that do not, individually or in the aggregate, materially detract from the value of or materially interfere with the present or contemplated use of such property in the business of the Company. Schedule 2.14(b) contains a list of all leases of real property and Personal Property held by the Company. All such leases are in full force and effect and are enforceable in accordance with their terms, and there is not, under any of such leases, any existing material default or event of default (or any event which with notice or lapse of time, or both, would constitute a material default or event of default) of the Company or, to the Company’s Knowledge, any other Party, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(c) The Company has good and marketable title to, or a valid and effective leasehold or license interest in, all material real property and Personal Property required for the conduct of the business of the Company, as presently operated and as contemplated to be operated.

2.15 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to any and all federal, state, local and foreign taxes, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b) Tax Returns and Audits. Except as set forth in Schedule 2.15 hereto:

(i) The Company has timely filed all federal, state, local and foreign returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by the Company with any Tax authority prior to the date hereof. All such Returns are true, correct and complete. The Company has paid all Taxes due and payable with respect to such Returns.

(ii) All Taxes that the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

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(iii) The Company has not been delinquent in the payment of any Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax. The Company has complied with all Legal Requirements with respect to payments made to third parties and the withholding of any payment of withheld Taxes and has timely withheld from employee wages and other payments and timely paid over in full to the proper taxing authorities all amounts required to be so withheld and paid over for all periods.

(iv) To the Knowledge of the Company, no audit or other examination of any Return of the Company by any Tax authority is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by the Company has been proposed in writing, formally or informally, by any Tax authority to the Company or any representative thereof.

(vi) The Company has no liability for any unpaid Taxes which have not been accrued for or reserved on the Company’s balance sheets included in the Financial Statements, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of the Company in the ordinary course.

2.16 Environmental Matters.

(a) For the purposes of this Agreement:

(i) “Environmental Law” means any federal, state, local or foreign law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources; (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

(ii) “Hazardous Substance” means any substance that is: (i) listed, classified or regulated pursuant to any Environmental Law; (ii) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (iii) any other substance which is the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

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(b) Except as disclosed in Schedule 2.16(b) hereto: (i) the Company has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently operated or being constructed by the Company (including soils, groundwater, surface water, air, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned, operated or constructed by the Company were not contaminated with Hazardous Substances during the period of ownership, operation or construction by the Company or, to the Company’s Knowledge, during any prior period; (iv) the Company is not subject to liability for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on or below ground or in the atmosphere or water); (v) the Company has not been associated with any release or threat of release of any Hazardous Substance; (vi) the Company has not received any notice, demand, letter, claim or request for information alleging that the Company may be in violation of or liable under any Environmental Law; and (vii) the Company is not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances.

(c) Schedule 2.16(c) sets forth all environmental studies and investigations completed or in process with respect to the Company and/or the Company Subsidiaries or their respective properties, assets or operations, including all phase reports, that are known to the Company. All such written reports and material documentation relating to any such study or investigation has been provided by the Company to Parent.

2.17 Brokers; Third Party Expenses. Except as set forth in Schedule 2.17 hereto, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or the Transactions.

2.18 Intellectual Property.

(a) For the purposes of this Agreement:

(i) “Company Intellectual Property” shall mean any Intellectual Property that is or is purported to be owned by, or licensed to, the Company, including software and software programs developed by or exclusively licensed to the Company (specifically excluding any off the shelf or shrink-wrap software).

(ii) “Company Products” means all current versions of products or service offerings of the Company.

(iii) “Company Registered Intellectual Property” means all of the Registered Intellectual Property is or is purported to be owned by, or filed in the name of, the Company.

(iv) “Data Protection Requirements” means (i) all applicable Laws pertaining to processing of Personal Data, data protection, data privacy, data security, data breach notification, data localization or data transfers and (ii) to the extent relating to the processing of Personal Data, data protection, data security, data breach notification, data localization, or data transfers, (a) the Company’s policies and notices, (b) industry standards to which the Company purports to be bound (including the Payment Card Industry Data Security Standard) and (c) Company Contracts.

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(v) “Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) social media handles, domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

(vi) “IT Data” shall mean all business information and data, including Personal Data (whether of employees, contractors, consultants, customers, consumers, or other persons and whether in electronic or any other form or medium) that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by any of the IT Systems or otherwise in the course of the conduct of the business of the Company.

(vii) “IT Systems” means all software, computer and information technology systems, servers, networks, databases, computer hardware and equipment, information, records, communications equipment, telecommunications equipment, interfaces, platforms, and peripherals that are owned, used or controlled by or for the business of the Company.

(viii) “Personal Data” means any data or information (i) relating to an identified natural person (or information that, in combination with other information, could reasonably allow the identification of a natural person), including demographic, health, behavioral, biometric, financial, nonpublic, and geolocation information, IP addresses, employee information, and any other information defined as “personal data,” “personal information,” “personally identifiable information,” or any similar term under applicable Legal Requirements, or (ii) that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual, household, or device.

(ix) “Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity or private registrar.

(b) Schedule 2.18 contains a description of all Intellectual Property of the Company. The Company owns or has a valid and enforceable right to use all Intellectual Property required for the conduct of the business of the Company, as presently operated and as contemplated to be operated. Except as disclosed in Schedule 2.18, no Company Intellectual Property or Company Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company, or that may affect the validity, use or enforceability of such Company Intellectual Property or Company Product, which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

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(c) Except as disclosed in Schedule 2.18, the Company has exclusive right, title, and interest in and to (i) all registered Patents, Trademarks and Copyrights owned by it and used in connection with the operation or conduct of the business of the Company, including the sale of any products or the provision of any services by the Company, and (ii) each other material item of Company Intellectual Property owned by it, in each case, free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business). All Persons who have participated in the invention, creation, authorship, or development of any material Intellectual Property for or on behalf of the Company have executed and delivered to the Company, a valid and enforceable written agreement (x) providing for the non-disclosure by such Person of any confidential information of or used by the Company and (y) providing for the present assignment by such Person to the Company of all right, title, and interest in all Intellectual Property arising out of such Person’s employment by, engagement by or contract with the Company, except where ownership of such Intellectual Property would vest in the Company by operation of law.

(d) The Company rights in the Company Intellectual Property are valid, subsisting, and enforceable, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. The Company has in place commercially reasonable measures to protect and maintain the confidentiality of any material trade secrets included in the Company Intellectual Property. To the Knowledge of the Company, there has been no unauthorized access, use or disclosure of any such material trade secrets included in the Company Intellectual Property.

(e) The conduct of the business of the Company, as presently operated and as contemplated to be operated, including the Company’s use of any product, device or process, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices. To the Knowledge of the Company, no third party is infringing upon, misappropriating or otherwise violating any material Company Intellectual Property.

(f) The execution, delivery and performance by the Company of this Agreement and the other Transaction Agreements to which it is or will be a party and the consummation by the Company of the Transactions will not result in the loss, termination or impairment of any right of the Company in or to any material Intellectual Property.

(g) The Company has in place commercially reasonable measures to protect the confidentiality, integrity, availability and security of the IT Systems, and commercially reasonable back-up and disaster recovery procedures for the continued operation of their businesses in the event of a failure of the IT Systems. The Company has used commercially reasonable efforts to prevent the introduction into the IT Systems, any malware, ransomware, disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines that would permit or cause unauthorized access to, or disruption, impairment, disablement, or destruction of the IT Systems, and to the Knowledge of the Company, the IT Systems do not contain any of the foregoing. The IT Systems have not suffered any critical failures, errors, breakdowns or other adverse events that have caused any material disruption in the operation of the business of the Company. The IT Systems are in good working order in all material respects and are sufficient in all material respects for the existing needs of the business of the Company.

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(h) To the Knowledge of the Company, the Company and its Subsidiaries have not suffered any security breach or incident or any other event resulting in any unauthorized or unlawful access, acquisition, exfiltration, manipulation, erasure, loss, use, disclosure or other processing that compromised the confidentiality, integrity, availability or security of Personal Data or the IT Data or IT Systems, resulting in any unauthorized or unlawful processing of Personal Data or the IT Data or IT Systems, or triggering any reporting requirement under any breach notification Legal Requirement. To the Knowledge of the Company, no service provider (in the course of providing services for or on behalf of the Company) has suffered any such security breach or incident or other event that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company.

(i) The Company is in material compliance, and for the last three (3) years has been in material compliance, with all applicable Data Protection Requirements, including all such requirements regarding the collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of Personal Data. There is no claim, suit, action, complaint, demand or other proceeding pending, or to the Knowledge of the Company, threatened against the Company with respect to their collection, retention, storage, security, disclosure, transfer, disposal, use, or other processing of any Personal Data.

2.19 Agreements, Contracts and Commitments.

(a) Schedule 2.19 hereto sets forth a complete and accurate list of all Material Company Contracts (as defined below), specifying the parties thereto. For purposes of this Agreement, (i) the term “Company Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including, without limitation, outstanding offers and proposals) of any kind, whether written or oral, to which the Company is a party or by or to which any of the properties or assets of the Company may be bound, subject or affected (including without limitation notes or other instruments payable to the Company) and (ii) the term “Material Company Contracts” shall mean (x) each Company Contract (A) providing for payments (present or future) to the Company in excess of $70,000.00 in the aggregate or (B) under or in respect of which the Company presently has any liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of $70,000.00, (y) each Company Contract that otherwise is or may be material to the businesses, operations, assets, condition (financial or otherwise) or prospects of the Company, and (z) the limitations of subclause (x) and subclause (y) notwithstanding, each of the following Company Contracts:

(i) any Company Contract with a Top Supplier or Top Customer;

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(ii) (x) any Company Contract relating to indebtedness having an outstanding principal amount, together with any undrawn commitments to fund indebtedness under such Company Contract, in excess of $70,000.00 and (y) any outstanding letter of credit with commitments in excess of $70,000.00;

(iii) any guaranty, direct or indirect, by the Company of any indebtedness or other obligation of any third party (other than a Company Subsidiary) in excess of $70,000.00, excluding endorsements made for collection in the ordinary course of business;

(iv) any Company Contract for employment or for engagement of a consultant or independent contractor, or any similar Company Contract, with any current officer or director, employee or other individual service provider of the Company that (i) provides for an annual base salary or fee in excess of $70,000.00 or (ii) cannot be terminated upon thirty (30) days’ notice or less without payment or liability;

(v) any Company Contract with any current or former officer or director, employee, or other individual service provider of the Company that provides for change in control or transaction-based payments and/or benefits and triggered by the Merger;

(vi) any Company Contract made other than in the ordinary course of business (x) providing for the grant of any preferential rights to purchase or lease any asset of the Company or (y) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of the Company;

(vii) any Company Contract for the acquisition or sale of any Person or any business unit thereof, by merger, consolidation, sale of assets or otherwise, in each case, involving payments in excess of $70,000.00 and with respect to which there are any material ongoing obligations;

(viii) any Company Contract which grants any Person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Company;

(ix) any joint venture, partnership or similar Company Contract (other than a Company Contract between wholly-owned Subsidiaries of the Company) that is material to the Company;

(x) any Company Contract under which the Company (x) is a licensee or otherwise receives any right with respect to any Intellectual Property material to the Company or the operation of its business (excluding (A) non-exclusive click-wrap and shrink-wrap licenses and (B) non-exclusive licenses for off-the-shelf software and other non-exclusive licenses of unmodified software that is commercially available to the public generally, in each case with one-time or annual aggregate fees of less than $70,000.00), (y) is a licensor or otherwise grants to a third party any rights to use any item of Intellectual Property, other than non-exclusive licenses or sublicenses granted to customers in the ordinary course of business, or (z) is subject to any material restriction on the Company’s ability to use or exploit any Intellectual Property;

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(xi) any obligation to register any Equity Securities or other securities of the Company with any Governmental Entity;

(xii) any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, all or substantially all of the assets or stock of other Persons;

(xiii) any collective bargaining agreement with any labor union;

(xiv) any lease or similar arrangement for the use by the Company of real property or Personal Property where the annual lease payments are greater than $70,000.00 (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business);

(xv) any Company Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

(xvi) any Company Contract containing covenants of the Company (A) prohibiting or limiting the right of the Company to engage in or compete with any Person in any line of business or (B) prohibiting or restricting the Company’s ability to conduct their business with any Person in any geographic area, in each case, that currently has or would reasonably be expected to have a material and adverse effect on the business, as currently operated, of the Company, in each case other than, for the avoidance of doubt, customary non-solicitation and no-hire provisions entered into in the ordinary course of business;

(xvii) any Company Contract that is a settlement, conciliation or similar agreement with any Governmental Entity or pursuant to which the Company will have any material outstanding obligation after the date of this Agreement;

(xviii) (x) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money by a Company Insider from the Company, or guarantee by the Company of any borrowing of money by a Company Insider from any Person, other than in connection with the advancement of expenses to employees in the ordinary course of business, (y) any mortgage, indenture, note, installment obligation or other instrument or agreement for or relating to any borrowing of money by the Company from a Company Insider, or any guaranty by a Company Insider of any borrowing of money by the Company from any Person, other than in connection with the payment of Company expenses (subject to reimbursement) in the ordinary course of business, and (z) any other Company Contract to which a Company Insider, or any entity owned or controlled by a Company Insider, is a party; and

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(xix) any offer or proposal which, if accepted, would constitute any of the foregoing.

(b) Each Material Company Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and, to the Company’s Knowledge, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. To the Company’s Knowledge, no other party to a Material Company Contract is the subject of a bankruptcy or insolvency proceeding. True, correct and complete copies of all Material Company Contracts and all offers and proposals that, if accepted, would constitute Material Company Contracts (or written summaries in the case of oral Material Company Contracts or offers or proposals) have been heretofore delivered to Parent or Parent’s counsel.

(c) Except as set forth in Schedule 2.19, neither the Company nor, to the best of the Company’s Knowledge, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Company Contract, and no party to any Company Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on the Company. Each Material Company Contract that has not expired by its terms is in full force and effect.

2.20 Insurance. Schedule 2.20 sets forth the Company’s insurance policies and fidelity and surety bonds covering the assets, business, equipment, properties, operations, employees, officers and directors (collectively, the “Insurance Policies”). The coverages provided by such Insurance Policies are adequate in amount and scope for the Company’s business and operations, including any insurance required to be maintained by Company Contracts.

2.21 Governmental Actions/Filings.

(a) For purposes of this Agreement, “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any Governmental Entity.

(b) Except as set forth in Schedule 2.21(b), the Company has been granted and holds, and has made, all Governmental Actions/Filings (including, without limitation, Governmental Actions/Filings required for emission or discharge of effluents and pollutants into the air and the water) necessary to the conduct by the Company of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by the Company, and true, complete and correct copies of which have heretofore been delivered to Parent. Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 2.21(b), will not expire prior to December 31, 2025 and the Company is in substantial compliance with all of its obligations with respect thereto. No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the Transactions and the transactions contemplated by the other Transaction Agreements will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon the Company.

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(c) Except as set forth in Schedule 2.21(c), no Governmental Action/Filing is necessary to be obtained, secured or made by the Company to enable it to continue to conduct its businesses and operations and use its properties after the Closing in a manner which is consistent with current practice.

2.22 Interested Party Transactions. Except as set forth in the Schedule 2.22, no Affiliate, employee, officer, director or shareholder of the Company or a member of his or her immediate family, or any Affiliate of any of the foregoing (“Interested Party”), is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than (i) for payment of salary for services rendered, (ii) reimbursement for reasonable expenses incurred on behalf of the Company, and (iii) for other employee benefits made generally available to all employees. Except as set forth in Schedule 2.22, to the Company’s Knowledge, no Interested Party has any direct or indirect ownership or other financial interest in any Person with whom the Company is affiliated or with whom the Company has a contractual or other business relationship, or in any Person that competes with the Company, except that each Insider and members of their respective immediate families may own less than 5% of the outstanding stock in publicly traded companies that may compete with the Company. Except as set forth in Schedule 2.22, to the Knowledge of the Company, no Insider or Interested Party is, directly or indirectly, interested in any Material Company Contract (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of the Company or such Person’s employment with the Company). All Company Contracts and transaction documents set forth in the Schedule 2.22 were entered into by the parties thereto on an arm’s-length basis and have no Material Adverse Effect on the Company.

2.23 Top Customers and Top Suppliers.

(a) Schedule 2.23(a) sets forth a true, correct and complete list of the names of the top ten (10) customers by dollar sales volume paid by such customers to the Company for the year ended December 31, 2022 (each, a “Top Customer”). None of the Top Customers has (i) terminated or given written notice to the Company expressly stating its intention to terminate its relationship with the Company, (ii) given written notice to the Company expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it purchases from the Company, or (iii) given written notice to the Company expressly stating that, following the date of this Agreement, it desires to renegotiate its Contract with the Company or the terms on which the Company provides services to such Top Customer.

(b) Schedule 2.23(b) sets forth a true, correct and complete list of the names of the top ten (10) suppliers by dollar sales volume paid by the Company to such supplier for the year ended December 31, 2022 (each, a “Top Supplier”). None of the Top Suppliers has (i) terminated or given written notice to the Company expressly stating its intention to terminate its relationship with the Company, (ii) given written notice to the Company expressly stating that, following the date of this Agreement, it plans to reduce substantially the quantity of products or services that it provides to the Company, or (iii) given written notice to the Company expressly stating that, following the date of this Agreement, that it desires to renegotiate its Contract with the Company or the terms on which the Company receives services or products from such Top Supplier.

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2.24 Board Approval. The board of directors of the Company (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the Transactions.

2.25 No Additional Representations and Warranties. Except as otherwise expressly provided in this ARTICLE II (as modified by the Company Schedules) and in any Ancillary Agreement, neither the Company, any Company Subsidiary, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to Parent, its Affiliates or any of their respective representatives by, or on behalf of, Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts or estimates or budgets made available to Parent, its Affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company, whether or not included in any management presentation or in any other information made available to Parent, its Affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed.

2.26 Independent Investigation; No Reliance. Each of the Company and NewCo is a sophisticated purchaser and has conducted its own independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of Parent and Merger Sub, which investigation, review and analysis was conducted by the Company and NewCo together with expert advisors, including legal counsel, that they have engaged for such purpose. The Company and NewCo and their representatives have been provided with full and complete access to the representatives, properties, offices, plants and other facilities, books and records of Parent and Merger Sub and other information that they have requested in connection with their investigation of Parent and Merger Sub and the Transactions. In entering into this Agreement, each of the Company and NewCo acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of Parent and Merger Sub expressly set forth in ARTICLE III of this Agreement (as modified by the Parent Schedule). Neither the Company nor NewCo is relying on any statement, representation or warranty, oral or written, express or implied, made by Parent or Merger Sub or any of their respective representatives, except as expressly set forth in ARTICLE III (as modified by the Parent Schedule). The Company and NewCo further acknowledges and agrees with the representations and warranties of Parent and Merger Sub set forth in Section 3.25.

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2.27 Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of the Company and NewCo set forth in this Agreement shall survive the Closing as set forth in Section 7.5(a).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to the exceptions set forth in Schedule 3 attached hereto (the “Parent Schedule”), and except as set forth in the Parent SEC Reports (as defined in Section 3.7), Parent and Merger Sub, jointly and severally, hereby represent and warrant to, and covenants with, the Company and NewCo, as follows:

3.1 Organization and Qualification.

(a) Each of Parent and Merger Sub is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Complete and correct copies of the Charter Documents of each of Parent and Merger Sub, as amended and currently in effect, have been heretofore delivered to the Company. Parent and Merger Sub are not and have not at any time been in default or violation of any term, condition or provision of their respective Charter Documents.

(b) Each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent. Each jurisdiction in which Parent or Merger Sub is so qualified or licensed is listed in Schedule 3.1.

3.2 Subsidiaries. As of the Agreement Date, Parent has no, and has never had any, direct or indirect Subsidiaries, other than Merger Sub, and Merger Sub has no, and has never had any, direct or indirect Subsidiaries. Parent owns all of the outstanding equity securities of Merger Sub, free and clear of all Liens. Except for Parent’s ownership of Merger Sub, neither Parent nor Merger Sub owns, directly or indirectly, any equity or voting interest in any Person or has any agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written or oral agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the Agreement Date or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other Person. Merger Sub does not have any assets or properties of any kind, does not now conduct and has never conducted any business, and has and will have at the Closing no obligations or liabilities of any nature whatsoever, except for such obligations as are imposed under this Agreement.

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3.3 Capitalization.

(a) The authorized share capital of Parent consists of (i) 200,000,000 Parent Ordinary Shares, of which 9,166,500 Parent Ordinary Shares are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable, and (ii) 2,000,000 preference shares, par value $0.0001 per share (“Parent Preference Shares”), of which no Parent Preference Shares are issued or outstanding as of the date of this Agreement. The authorized share capital of Merger Sub consists of 1,000 Merger Sub Ordinary Shares, of which 1,000 are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable. Other than Parent Ordinary Shares and Parent Preference Shares and the Merger Sub Ordinary Shares, neither Parent nor Merger Sub has any Equity Securities authorized or outstanding. All of the issued and outstanding Merger Sub Ordinary Shares are owned beneficially and of record by Parent, free and clear of all Liens.

(b) As of the date of this Agreement, 726,150 Parent Ordinary Shares are reserved for issuance upon exchange of the Parent’s outstanding rights (“Parent Rights”), each of which entitles the holder thereof to receive one-tenth of one Parent Ordinary Share upon the completion of an initial business combination by Parent. All Parent Ordinary Shares subject to issuance pursuant to the Parent Rights, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Parent has heretofore delivered to the Company true, complete and accurate copies of the Parent Rights, including any and all documents and agreements relating thereto.

(c) All outstanding Parent Ordinary Shares and Parent Rights have been issued and granted in compliance with (x) all applicable Legal Requirements and preemptive or similar rights, and (y) all requirements set forth in any applicable Parent Contracts (as defined in Section 3.19).

(d) Except as set forth in Schedule 3.3(d) or as contemplated by this Agreement, there are no subscriptions, options, warrants, rights (including preemptive rights), convertible, exchangeable or similar securities, or other plans, commitments or agreements of any character, to which Parent or Merger Sub or any of their Subsidiaries is a party or by which Parent or Merger Sub or any of their Subsidiaries is bound, obligating or providing for Parent or Merger Sub or any of their Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold any Equity Securities of Parent or Merger Sub or any of their Subsidiaries.

(e) Except as set forth in Schedule 3.3(e) or as contemplated by this Agreement, there are no subscriptions, options, warrants, rights, redeemable or similar securities, or other plans, commitments or agreements of any character, to which Parent or Merger Sub or any of their Subsidiaries is a party or by which Parent or Merger Sub or any of their Subsidiaries is bound, obligating or providing for Parent or Merger Sub or any of their Subsidiaries to repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any Equity Securities of Parent or Merger Sub or any of their Subsidiaries.

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(f) Except as set forth in Schedule 3.3(f) or as contemplated by this Agreement, there are no registrations rights, and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreements or understandings, to which Parent or Merger Sub or any of their Subsidiaries is a party or by which Parent or Merger Sub or any of their Subsidiaries is bound with respect to any Equity Securities of the Parent or Merger Sub or any of their Subsidiaries.

(g) Except as provided for in this Agreement or as set forth in Schedule 3.3(g), as a result of the consummation of the Transactions, no Equity Securities of Parent or Merger Sub or any of their Subsidiaries are issuable and no rights in connection with any such Equity Securities accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(h) No outstanding Parent Ordinary Shares are unvested or subjected to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Parent.

(i) The shares of Parent Ordinary Shares to be issued by Parent in connection with the Merger, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such shares of Parent Ordinary Shares will be fully paid and nonassessable.

3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has full corporate power and authority to: (i) execute, deliver and perform this Agreement, and each ancillary document that Parent or Merger Sub has executed or delivered or is to execute or deliver pursuant to this Agreement, and (ii) carry out each of Parent’s and Merger Sub’s obligations hereunder and thereunder and, to consummate the Transactions (including the Merger) and the transactions contemplated by the other Transaction Agreements. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions (including the Merger) and the transactions contemplated by the other Transaction Agreements (other than the authorization, filing and/or registration of the Plan of Merger, the Name Change Amendment, the Capitalization Amendment, the change of directors of SPAC in accordance with Section 5.2 and the A&R Memorandum and Articles of Association, as applicable) have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub (including the approval by its board of directors),and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions and the transactions contemplated by the other Transaction Agreements, other than the Parent Shareholder Approval (as defined in Section 5.1(a)), the authorization, filing and registration of the Plan of Merger, the Name Change Amendment, the Capitalization Amendment, the change of directors of the Parent in accordance with Section 5.2 and the adoption of the A&R Memorandum and Articles of Association, as applicable). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitutes the legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

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3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not: (i) conflict with or violate Parent’s or Merger Sub’s Charter Documents, as the case may be, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Parent’s or Merger Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent or Merger Sub pursuant to, any Parent Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually and in the aggregate, have a Material Adverse Effect on Parent.

(b) The execution and delivery of this Agreement by Parent or Merger Sub does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, blue sky laws, and the rules and regulations thereunder, (ii) for the qualification of Parent as a foreign corporation in those jurisdictions in which the business of the Company makes such qualification necessary, (iii) for the filing of the Plan of Merger and other necessary documents to effect the Merger with the Cayman Registrar, (iv) for the filing of the Name Change Amendment, the Capitalization Amendment, the A&R Memorandum and Articles of Association, together with the special resolutions passed by the Parent, with the Cayman Registrar, (v) for the notification required under the HSR Act, (vi) for the CFIUS Approval, and (vii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

3.6 Compliance. Parent and Merger Sub are in compliance with and not in violation of, and during the last three (3) years, have been in compliance with and not in violation of, any Legal Requirements with respect to the conduct of their business, or the ownership or operation of their business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Parent. Except as set forth in Schedule 3.6, no written notice of non-compliance with any Legal Requirements has been received by Parent or Merger Sub (and Parent and Merger Sub have no Knowledge of any such notice delivered to any other Person) during the last three (3) years.

3.7 Parent SEC Reports and Financial Statements.

(a) The Parent has timely filed all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since July 11, 2023 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Parent SEC Reports”). None of the Parent SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

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(b) The audited consolidated financial statements (including any related notes thereto) of Parent as of February 28, 2023, and the related statements of operations, shareholders’ equity, and cash flows for the period from February 17, 2023 (inception) through February 28, 2023 (the “Parent Audited Financial Statements”) and the unaudited consolidated financial statements (including any related notes thereto) of Parent for the period ended September 30, 2023 (the “Parent Unaudited Financial Statements,” and together with the Parent Audited Financial Statements, the “Parent Financial Statements”) are set forth in the Parent SEC Reports.

(c) The Parent Financial Statements comply as to form in all material respects, and were prepared in accordance, with U.S. generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as otherwise indicated in such statements and except that the Parent Unaudited Financial Statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments). The Parent Financial Statements fairly present in all material respects the financial position of Parent and its Subsidiaries as of the respective dates thereof and the consolidated results of the operations, changes in stockholders’ equity and cash flows of Parent and its Subsidiaries for the periods indicated (except that the Parent Unaudited Financial Statements may exclude the footnote disclosures and other presentation items required for U.S. GAAP and may exclude normal and immaterial year-end adjustments).

(d) The books of account, minute books and transfer ledgers and other similar books and records of Parent and its Subsidiaries have been maintained in accordance with good business practice, are complete and correct in all material respects and there have been no material transactions that are required to be set forth therein and which have not been so set forth.

(e) Except as otherwise noted in the Parent Financial Statements, the accounts and notes receivable of Parent and its Subsidiaries reflected in the Parent Financial Statements: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim to which Parent has been notified in writing as of the date hereof except to the extent set forth in such balance sheet contained therein, and (iv) are not the subject of any actions or proceedings brought by or on behalf of Parent or any of its Subsidiaries as of the date hereof.

(f) Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent is made known to Parent’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To Parent’s Knowledge, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic reports required under the Exchange Act.

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(g) There are no outstanding loans or other extensions of credit made by Parent to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Parent. Parent has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

3.8 No Undisclosed Liabilities. Except as set forth in Schedule 3.8, neither Parent nor Merger Sub has any liabilities or obligations (absolute, accrued, contingent or otherwise) of a nature required to be reflected or reserved for on a balance sheet prepared in accordance with U.S. GAAP or in the related notes thereto, except liabilities and obligations (i) reflected or reserved for in the Parent Financial Statements or disclosed in any notes thereto, (ii) incurred or arising under or in connection with the Transactions, including expenses related thereto, or (iii) incurred or arising in the ordinary course of business consistent with past practice since the date of the most recent balance sheet included in the Parent Financial Statements, provided such liabilities and obligations, individually or in the aggregate, would not have a Material Adverse Effect on the Parent.

3.9 Absence of Certain Changes or Events. Except as set forth in Parent SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since the date of the most recent balance sheet included in the Parent Financial Statement, there has not been: (i) any Material Adverse Effect on Parent, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Parent’s capital stock, or any purchase, redemption or other acquisition by Parent of any of Parent’s capital stock or any other securities of Parent or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Parent’s capital stock, (iv) any granting by Parent of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by Parent of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by Parent of any increase in severance or termination pay or any entry by Parent into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving Parent of the nature contemplated hereby, (v) entry by Parent into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Parent with respect to any Governmental Entity, (vi) any material change by Parent in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of Parent, (viii) any issuance of capital stock of Parent, or (ix) any revaluation by Parent of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Parent other than in the ordinary course of business consistent with past practice.

3.10 Litigation. There are no claims, suits, actions or proceedings pending or to Parent’s Knowledge, threatened against Parent or Merger Sub, before any Governmental Entity.

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3.11 Employee Benefit Plans. Neither Parent nor Merger Sub maintains, and has no liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus, or otherwise) becoming due to any stockholder, director, or employee of Parent or Merger Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

3.12 Labor Matters. Neither Parent nor Merger Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or Merger Sub and neither Parent nor Merger Sub knows of any activities or proceedings of any labor union to organize any such employees.

3.13 Business Activities. Since its organization, Parent has not conducted any business activities other than activities directed toward the accomplishment of a business combination. Merger Sub was created for the purpose of facilitating the Merger and has not conducted any prior business activities or incurred any liabilities, other than any such activities or liabilities incidental to consummating the Merger. Except as set forth in the Parent Charter Documents, there is no agreement, commitment, exclusive license, judgment, injunction, order, or decree binding upon Parent or Merger Sub or to which Parent or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or Merger Sub, any acquisition of property by Parent or Merger Sub, or the conduct of business by Parent or Merger Sub.

3.14 Title to Property. Neither Parent nor Merger Sub owns or leases any real property or personal property. Except as set forth in Schedule 3.14, as of the date of this Agreement, there are no options or other contracts under which Parent or Merger Sub has a right or obligation to acquire or lease any interest in real property or personal property.

3.15 Taxes.

(a) Tax Returns and Audits. Except as set forth in Schedule 3.15:

(i) Each of Parent and Merger Sub has timely filed all Returns required to be filed by Parent and Merger Sub with any Tax authority prior to the date hereof. All such Returns are true, correct and complete. Parent and Merger Sub has paid all Taxes due with respect to such Returns.

(ii) All Taxes that Parent or Merger Sub is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

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(iii) Neither Parent nor Merger Sub has been delinquent in the payment of any Tax that has not been accrued for in Parent’s books and records of account for the period for which such Tax relates nor is there any Tax deficiency outstanding, proposed or assessed against Parent, nor has Parent executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) To the Knowledge of Parent, no audit or other examination of any Return of Parent or Merger Sub by any Tax authority is presently in progress, nor has Parent or Merger Sub been notified of any request for such an audit or other examination.

(v) No adjustment relating to any Returns filed by Parent or Merger Sub has been proposed in writing, formally or informally, by any Tax authority to Parent or Merger Sub or any representative thereof.

(vi) Neither Parent nor Merger Sub has any liability for any unpaid Taxes which have not been accrued for or reserved on Parent’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of Parent in the ordinary course of business, none of which is material to the business, results of operations or financial condition of Parent.

3.16 Environmental Matters. Except for such matters that, individually or in the aggregate, would not reasonably be expected to result in a material liability of Parent and Merger Sub, taken as a whole: (i) Parent and Merger Sub have complied in all material respects with applicable Environmental Laws; (ii) none of Parent or Merger Sub or, the Knowledge of Parent, any third party, has caused any properties currently owned, leased or operated by Parent and Merger Sub to be contaminated with any Hazardous Substances; (iii) the properties formerly owned, leased or operated by Parent and Merger Sub were not contaminated with Hazardous Substances during the period of ownership, leasing or operation by Parent or Merger Sub; (iv) as of the Agreement Date, neither Parent nor Merger Sub has received notice that it is potentially liable for any Hazardous Substance disposal or contamination on any third party or public property (whether above, on, or below ground or in the atmosphere or water); (v) as of the Agreement Date, neither Parent nor Merger Sub has received any written notice, demand, letter, claim, or request for information alleging that Parent or Merger Sub may be in material violation of or have material liability under any Environmental Law; and (vi) neither Parent nor Merger Sub is subject to any orders, decrees, injunctions, or other arrangements with any Governmental Entity or subject to any contractual indemnity or other agreement with any third party relating to a material liability under any Environmental Law, including in relation to Hazardous Substances.

3.17 Brokers. Except as set forth in Schedule 3.17, neither Parent nor Merger Sub has incurred, nor will either incur, directly or indirectly, any liability for brokerage or finders’ fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

3.18 Intellectual Property. Neither Parent nor Merger Sub owns, licenses, or otherwise has any right, title or interest in any material Intellectual Property.

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3.19 Agreements, Contracts and Commitments.

(a) Except as set forth in the Parent SEC Reports filed prior to the Agreement Date or as set forth on Schedule 3.19, other than confidentiality and non-disclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, Liens, license, permit, franchise, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which Parent or Merger Sub is a party or by or to which any of the properties or assets of Parent or Merger Sub may be bound, subject or affected, which may not be cancelled without penalty or liability by Parent or Merger Sub on less than thirty (30) days’ or less prior notice (“Parent Contracts”). All Parent Contracts as of the Agreement Date are listed in Schedule 3.19 other than those that are exhibits to the Parent SEC Reports.

(b) Except as set forth in the Parent SEC Reports filed prior to the Agreement Date, each Parent Contract is in full force and effect, and, to the Knowledge of Parent, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies. True, correct, and complete copies of all Parent Contracts (or written summaries in the case of oral Parent Contracts) have been heretofore made available to the Company or Company counsel.

(c) Neither Parent or Merger Sub nor, to the Knowledge of Parent, any other party thereto is in breach of or in default under, and, to the Knowledge of Parent, no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Parent Contract, and no party to any Parent Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on Parent or Merger Sub. Each Parent Contract that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on Parent or Merger Sub.

3.20 Insurance. Except for directors’ and officers’ liability insurance, neither Parent nor Merger Sub maintains any Insurance Policy.

3.21 Interested Party Transactions. Except as set forth in the SEC Reports filed prior to the date of this Agreement, no employee, officer, director, or stockholder of Parent or Merger Sub or a member of his or her immediate family is indebted to Parent or Merger Sub, nor is Parent or Merger Sub indebted (or committed to make loans or extend or guarantee credit) to any of such Persons, other than reimbursement for reasonable expenses incurred on behalf of Parent or Merger Sub. Except as set forth in the SEC Reports filed prior to the date of this Agreement, to Parent’s Knowledge, no employee, officer, director, or stockholder or any member of his or her immediate family is, directly or indirectly, interested in any material Parent Contract (other than such contracts as relate to the acquisition of such stockholder’s ownership of capital stock or other securities of Parent).

3.22 Nasdaq Listing. The Parent Ordinary Shares and Parent Rights are listed for trading on The Nasdaq Stock Market LLC (the “Nasdaq”). There is no action or proceeding pending or, to Parent’s Knowledge, threatened against Parent by Nasdaq with respect to any intention by such entity to prohibit or terminate the listing of Parent Ordinary Shares or Parent Rights on Nasdaq.

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3.23 Board Approval. The board of directors of each of Parent and Merger Sub has, as of the Agreement Date, unanimously (i) declared the advisability of the Merger and approved this Agreement and the Transactions in accordance with the Charter Documents of Parent and Merger Sub (except for the approval of the Plan of Merger, which shall be obtained prior to the execution of such Plan of Merger), (ii) determined that the Merger is in the best interests of the shareholders of Parent and Merger Sub, and (iii) determined that the fair market value of the Company is equal to at least 80% of the balance in the Trust Fund (net of amounts previously disbursed to management for tax obligations and excluding the amount of deferred underwriting discounts held in trust). The sole shareholder of the Merger Sub has approved and adopted this Agreement, the Merger and the Transactions.

3.24 Trust Fund. As of the date of this Agreement, Parent has approximately $69,690,000 invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940 in a trust account administered by Continental (the “Trust Fund”).

3.25 No Additional Representations and Warranties. Except as otherwise expressly provided in this ARTICLE III (as modified by the Parent Schedule) and in any Ancillary Agreement, neither Parent, Merger Sub, any of their respective Affiliates, nor any of their respective directors, officers, employees, stockholders, partners, members or representatives has made, or is making, any other express or implied representation or warranty whatsoever with respect to Parent, Merger Sub, their respective Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of their assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its Affiliates or any of their respective representatives by, or on behalf of, Parent or Merger Sub, and any such representations or warranties are expressly disclaimed.

3.26 Independent Investigation; No Reliance. Each of Parent and Merger Sub is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and the Company Subsidiaries and the Transactions, which investigation, review and analysis were conducted by Parent and Merger Sub together with expert advisors, including legal counsel, that they have engaged for such purpose. Parent, Merger Sub and their representatives have been provided with full and complete access to the representatives, properties, offices, plants and other facilities, books and records of the Company and the Company Subsidiaries and other information that they have requested in connection with their investigation of the Company and the Company Subsidiaries and the Transactions. In entering into this Agreement, each of Parent and Merger Sub acknowledges that it has relied solely upon the aforementioned investigation, review and analysis and the representations and warranties of the Company and NewCo expressly set forth in ARTICLE II of this Agreement (as modified by the Company Schedule). Neither Parent nor Merger Sub is relying on any statement, representation or warranty, oral or written, express or implied, made by the Company or NewCo or any of their respective representatives, except as expressly set forth in ARTICLE II (as modified by the Company Schedule). The Company and NewCo further acknowledges and agrees with the representations and warranties of Parent and Merger Sub set forth in Section 2.25.

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3.27 Non-Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements of Parent and Merger Sub contained in or made pursuant to this Agreement, or contained in or made pursuant to any certificate or instrument delivered by Parent or Merger Sub pursuant to this Agreement, shall terminate and expire at the Closing (and there shall be no liability after the Closing in respect thereof), and, from and after the Closing, no action, suit or other proceeding, whether in contract or tort or otherwise, whether at law or equity or otherwise, shall be brought and no recourse shall be had against or from any Person in respect of such non-surviving representations, warranties, covenants and agreements, including for any misrepresentation or any breach of any warranty, covenant, or other provision contained in or made pursuant to this Agreement, or contained in or made pursuant to any certificate or instrument delivered by Parent or Merger Sub pursuant to this Agreement, or otherwise relating to the subject matter of this Agreement, except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches to the extent occurring after the Closing, including without limitation Sections 5.5(a) (Confidentiality), 5.9 (No Claim Against Trust Fund), 5.23 (Fees and Expenses), and ARTICLE X (General Provisions).

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business by the Company and NewCo and Parent and Merger Sub. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and NewCo, on one hand, and Parent and Merger Sub, on the other hand, except to the extent that the other Party shall otherwise consent in writing or as contemplated by this Agreement or as set forth in Schedule 4.1, shall (and shall cause their respective Subsidiaries to) carry on its business in the usual, regular and ordinary course consistent with past practice, in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable laws and, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable best efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present key officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings. In addition, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, each of the Company and NewCo, on one hand, and Parent and Merger Sub, on the other hand, except to the extent that the other shall otherwise consent in writing or as contemplated by this Agreement or as set forth in Schedule 4.1, shall not (and hereby agree to cause their respective Subsidiaries not to) do any of the following:

(a) waive any share repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

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(b) grant any severance or termination pay to (i) any officer or (ii) any employee, except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other party, or adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c) transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practice provided that in no event shall the Company or Parent license on an exclusive basis or sell any Intellectual Property;

(d) declare, set aside or pay any dividends on or make any other distributions (whether in cash, Equity Securities or other property) in respect of any of their Equity Securities, or split, combine or reclassify any of their Equity Securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, any of their Equity Securities;

(e) purchase, redeem or otherwise acquire, directly or indirectly, any Equity Securities of the Company or Parent;

(f) issue, deliver, sell, authorize, pledge or otherwise encumber any Equity Securities, or enter into other agreements or commitments of any character obligating it to do any of the foregoing;

(g) amend its Charter Documents;

(h) acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of Parent or the Company, as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such party’s ability to compete or to offer or sell any products or services. For purposes of this paragraph, “material” includes the requirement that, as a result of such transaction, financial statements of the acquired, merged or consolidated entity be included in the Registration Statement or Proxy Statement;

(i) sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such party;

(j) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of Parent or the Company, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

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(k) adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practice or to conform to the requirements of any applicable law;

(l) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities recognized or disclosed in the most recent Financial Statements or Parent Financial Statements, as applicable, or incurred in the ordinary course of business or in connection with the Transactions since the date of such financial statements, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which the Company is a party or of which the Company is a beneficiary or to which Parent is a party or of which Parent is a beneficiary, as applicable;

(m) except in the ordinary course of business consistent with past practice, modify, amend or terminate any Company Contract or Parent Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n) except as required by IFRS or U.S. GAAP, revalue any of its assets or make any change in accounting methods, principles or practice;

(o) except in the ordinary course of business consistent with past practice, incur or enter into any agreement, contract or commitment requiring such party to pay in excess of $70,000.00 in any 12-month period;

(p) settle any litigation where the consideration given is other than monetary or to which an Insider is a party;

(q) make or rescind any Tax elections that, individually or in the aggregate, could be reasonably likely to adversely affect the Tax liability or Tax attributes of such party, settle or compromise any income tax liability or, except as required by applicable law, change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r) form or establish any Subsidiary, except in the ordinary course of business consistent with past practice or as contemplated by this Agreement;

(s) permit any Person to exercise any of its discretionary rights under any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

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(t) make capital expenditures except in accordance with prudent business and operational practices consistent with prior practice;

(u) make or omit to take any action which would be reasonably expected to have a Material Adverse Effect on such Party;

(v) enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders, managers, members or other Affiliates other than the payment of salary and benefits and tax distributions in the ordinary course of business consistent with past practice; or

(w) agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 4.1(a) through (v) above.

ARTICLE V
ADDITIONAL AGREEMENTS

5.1 Registration Statement and Proxy Statement; Special Meeting.

(a) As soon as is reasonably practicable after receipt by Parent from the Company of all financial and other information relating to the Company and NewCo as Parent may reasonably request for its preparation, Parent shall prepare and file with the SEC under the Securities Act, and with all other applicable regulatory bodies, a registration statement on Form S-4 with respect to the issuance of Parent Ordinary Shares as part of the Merger Consideration in connection with the Merger (the “Registration Statement”), which shall include proxy materials for the purpose of soliciting proxies from holders of Parent Ordinary Shares to vote in favor of (i) the adoption of this Agreement and the approval of the Merger (the “Merger Proposal,” and the approval thereof, the “Parent Shareholder Approval”), (ii) the change of the name of Parent to a name mutually agreed upon by the Parties with effect from and after the Closing (the “Name Change Amendment”), (iii) the increase of the authorized number of Parent Ordinary Shares to an amount mutually agreed with effect from and after the Closing (the “Capitalization Amendment”), (iv) the adoption of the A&R Memorandum and Articles of Association with effect from and after the Closing to, among other things, remove all provisions applicable to blank check companies, (v) the adoption, effective from and after the Closing, of an equity incentive plan (the “Parent Plan”), (vi) the election, effective from and after the Closing, of the Persons set forth in Schedule 5.2 as directors of Parent, (vi) each other proposal that the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, and (vii) the adjournment of the Special Meeting if additional time is necessary to consummate the Transactions for any reason, at an extraordinary general meeting of holders of Parent Ordinary Shares to be called and held for such purpose (the “Special Meeting”). The Parent Plan shall provide that an aggregate of not more than five percent (5%) of the Parent Ordinary Shares to be outstanding as of the Closing shall be reserved for issuance pursuant to the Parent Plan and shall be on such other terms and conditions as are mutually acceptable to the Parties. The Company and NewCo shall furnish to Parent all information concerning the Company and NewCo as Parent may reasonably request in connection with the preparation of the Registration Statement. The Company and its counsel shall be given an opportunity to review and comment on the preliminary Registration Statement prior to its filing with the SEC. Parent, with the assistance of the Company and NewCo, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use commercially reasonable best efforts to cause the Registration Statement to be approved by the SEC as promptly as practicable. Parent shall also take any and all actions required to satisfy the requirements of the Securities Act and the Exchange Act.

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(b) As soon as practicable following the approval of the Registration Statement by the SEC (the “SEC Approval Date”), Parent shall distribute the proxy materials included therein (the “Proxy Statement”) to the holders of Parent Ordinary Shares and, pursuant thereto, shall call the Special Meeting in accordance with the Cayman Companies Act, as amended, and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the Merger Proposal and the other matters presented to the shareholders of Parent for approval or adoption at the Special Meeting, including, without limitation, the matters described in Section 5.1(a).

(c) Parent shall comply with all applicable provisions of and rules under the Exchange Act and all applicable provisions of the Cayman Companies Act, as amended, and the Cayman Companies Act in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting. Without limiting the foregoing, Parent shall ensure that the Proxy Statement does not, as of the date on which it is first distributed to holders of Parent Ordinary Shares, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that Parent shall not be responsible for the accuracy or completeness of any information furnished by the Company or NewCo for inclusion in the Proxy Statement). The Company represents and warrants that the information furnished by the Company and NewCo for inclusion in the Proxy Statement will not as of the date on which the Proxy Statement (or any amendment or supplement thereto) is first distributed to holders of Parent Ordinary Shares or at the time of the Special Meeting contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d) Parent, acting through its board of directors, shall include in the Proxy Statement the recommendation of its board of directors that the holders of Parent Ordinary shares vote in favor of the adoption of this Merger Proposal, and shall otherwise use commercially reasonable best efforts to obtain the Parent Shareholder Approval.

5.2 Directors and Officers of Parent and the Company After Merger. The Parties shall take all necessary action so that the persons listed in Schedule 5.2 are elected to the positions of officers and directors of Parent and Surviving Company, as set forth therein, to serve in such positions effective immediately after the Closing. If any Person listed in Schedule 5.2 is unable to serve, the Party appointing such Person as set forth in such schedule shall designate a successor; provided, that, if such designation is to be made prior to the first annual general meeting of shareholders of Parent after the Closing, any successor to a Person designated by Parent shall be made by the Committee.

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5.3 Other Actions.

(a) As promptly as practicable after execution of this Agreement, Parent will prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement (“Parent Signing Form 8-K”), which the Company may review and comment upon prior to filing. Any language included in the Parent Signing Form 8-K that reflects the Company’s comments, as well as any text as to which the Company has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of Section 5.1(a) and Section 5.6, be deemed to have been approved by the Company and may henceforth be used by Parent in other filings made by it with the SEC and in other documents distributed by Parent in connection with the Transactions without further review or consent of the Company.

(b) Promptly after the execution of this Agreement, Parent and the Company shall issue a joint press release announcing the execution of this Agreement (the “Signing Press Release”).

(c) At least five (5) days prior to Closing, Parent shall prepare a draft Current Report on Form 8-K announcing the Closing, together with, or incorporating by reference, the financial statements prepared by the Company and its accountant, and such other information that may be required to be disclosed with respect to the Merger in any report or form to be filed with the SEC (“Closing Form 8-K”), which shall be in a form reasonably acceptable to the Company. Prior to Closing, Parent and the Company shall prepare a press release announcing the consummation of the Merger hereunder (“Closing Press Release”). Concurrently with the Closing, Parent shall distribute the Closing Press Release. Concurrently with the Closing, or as soon as practicable thereafter, Parent shall file the Closing Form 8-K with the SEC.

5.4 Required Information. In connection with the preparation of the Parent Signing Form 8-K, the Signing Press Release, the Registration Statement, the Proxy Statement, the Closing Form 8-K and the Closing Press Release, or any other statement, filing notice or application made by or on behalf of Parent, the Company and/or NewCo, or any of their respective Affiliates, to any Government Entity or other third party in connection with Merger and the other Transactions, and for such other reasonable purposes, the Company and Parent each shall, upon request by the other, furnish the other with all information concerning themselves, their respective Subsidiaries, Affiliates, directors, officers and shareholders (including the directors and officers of Parent and NewCo to be elected or appointed effective as of the Closing pursuant to Section 5.2 hereof) and such other matters as may be reasonably necessary or advisable in connection with the Merger. Each Party agrees that all such information provided shall, as of the date of such statement, filing or notice, be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

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5.5 Confidentiality; Access to Information.

(a) Confidentiality. Any confidentiality agreement previously executed by the parties shall be superseded in its entirety by the provisions of this Agreement. Subject to the provisions of this Agreement, including Sections 5.1, 5.3, 5.4 and 5.6, each Party agrees to maintain in confidence any non-public information received from the other party, and to use such non-public information only for purposes of consummating the Transactions. Such confidentiality obligations will not apply to (i) information which was known to the one party or their respective agents prior to receipt from the other party; (ii) information which is or becomes generally known to the public; (iii) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law or stock exchange or regulatory authority rule. In the event this Agreement is terminated as provided in ARTICLE VIII hereof, each Party (i) will destroy or return or cause to be destroyed or returned to the other all documents and other material obtained from the other in connection with the Merger contemplated hereby, and (ii) will use its commercially reasonable best efforts to delete from its computer systems all documents and other material obtained from the other in connection with the Merger contemplated hereby.

(b) Access to Information.

(i) The Company and NewCo will afford Parent and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company (including the directors and officers of the Company and NewCo, and the prospective directors and officers of Parent after the Closing, for the purposes of customary background checks), NewCo and the Company Subsidiaries during the period prior to the Closing to obtain all information concerning the business, including the status of business development efforts, properties, results of operations and personnel of the Company, NewCo and the Company Subsidiaries, as Parent may reasonably request. No information or knowledge obtained by Parent in any investigation pursuant to this Section 5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

(ii) Parent will afford the Company and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Parent during the period prior to the Closing to obtain all information concerning the business, including properties, results of operations and personnel of Parent, as the Company may reasonably request. No information or knowledge obtained by the Company in any investigation pursuant to this Section 5.6 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the Merger.

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5.6 Public Disclosure. From the date of this Agreement until Closing or the termination of this Agreement pursuant to ARTICLE VIII, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no Party shall issue or otherwise make any press release or public announcement, filing or communication pertaining to this Agreement or the Transactions without the prior consent of Parent (in the case of the Company) or the Company (in the case of Parent), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of a stock exchange or trading system. No Party will unreasonably withhold, condition or delay approval with respect to any such press release or public announcement, filing or communication. If any Party determines with the advice of counsel that it is required to make any press release or public announcement, filing or communication pertaining to this Agreement or the Transactions, it shall, at a reasonable time before making any public disclosure, consult with the other Party regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Party and disclose only such information as is legally compelled to be disclosed. Any language included in a press release or public announcement, filing or communication that reflects the comments of the reviewing Party, as well as any text as to which the reviewing Party has not commented upon after being given a reasonable opportunity to comment, shall be deemed to have been approved by the reviewing Party and may henceforth be used by other Party in other press releases and public announcements, filings and communications, and in other documents distributed by the other Party in connection with the Transactions, without further review or consent of the reviewing Party. This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

5.7 Commercially Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including using commercially reasonable best efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the Transactions, including the consents referred to in Schedule 2.5 of the Company Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions and to fully carry out the purposes of this Agreement. In connection with and without limiting the foregoing, Parent and its board of directors and the Company and its board of directors shall, if any state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the Transactions, use its commercially reasonable best efforts to enable the Merger and the other Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or the Company to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock.

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(b) Without limiting any of the foregoing, if required pursuant to the HSR Act, as promptly as practicable but in no event later than fifteen (15) Business Days after the Agreement Date, Parent and the Company (i) shall each prepare and file the notification required of it thereunder in connection with the Transactions, (ii) shall promptly and in good faith respond to all information requested of it by the Federal Trade Commission and Department of Justice in connection with such notification and otherwise cooperate in good faith with each other and such Governmental Entities, and (iii) shall each request early termination of any waiting period under the HSR Act. Parent and the Company shall (1) promptly inform the other of any communication to or from the Federal Trade Commission, the Department of Justice or any other Governmental Entity regarding the Transactions and permit counsel to the other Party an opportunity to review in advance, and each Party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such Party to any Governmental Entity concerning the Transactions, (2) give the other prompt notice of the commencement of any action, suit, litigation, arbitration, proceeding or investigation by or before any Governmental Entity with respect to such transactions, and (3) keep the other reasonably informed as to the status of any such action, suit, litigation, arbitration, proceeding or investigation. Each Party agrees to provide, to the extent permitted by the applicable Governmental Entity, the other Parties and their counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such Party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Entity, on the other hand, concerning or in connection with the Transactions; provided, no Party shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Entity without the written consent of the other Party.

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(c) Without limiting any of the foregoing, if required pursuant to the DPA, each Party shall cooperate in good faith and use their commercially reasonable efforts to: (i) as promptly as practicable prepare and submit to the Committee on Foreign Investment in the United States, or any member agency thereof acting in its capacity as such (“CFIUS”), a declaration (the “CFIUS Declaration”) concerning the Merger and the other Transactions in accordance with the Defense Production Act of 1950, as amended (50 U.S.C. § 4565), and its implementing regulations located at 31 C.F.R. Parts 800, 802 (the “DPA”); (ii) after submitting the CFIUS Declaration, as promptly as practicable respond (and cause its respective Affiliates to respond) to any request for additional information, documents, or other materials from CFIUS no later than the time frame set forth in the DPA or within a longer time frame approved by CFIUS in writing, provided that any Party, after consultation with each such other Party, may request in good faith an extension of time pursuant to 31 C.F.R. § 800.403(a)(3) to respond to CFIUS requests for follow-up information, provided that under no circumstance may a party request any extension that would reasonably be expected to cause CFIUS to reject the CFIUS Declaration; and (iii) obtain CFIUS Approval as promptly as practicable after the date hereof. Such commercially reasonable efforts shall include promptly after the date hereof (1) participating (or directing its representatives to participate) in any informal pre-filing discussions with representatives of CFIUS; (2) drafting, coordinating, and submitting the declaration to CFIUS, including by allowing each such other Party to have an opportunity to review in advance and comment on drafts of filings and submissions, subject to redactions of information reasonably determined by such other Party to be business confidential; (3) informing each such other Party of any communication received by such Party from, or given by such Party to, CFIUS, by promptly providing copies to the other of any such written communications, except for any exhibits to such communications providing the personal identifying information required by 31 C.F.R. § 800.502(c)(5)(vi), any communications that are otherwise requested by CFIUS to remain confidential from each such other Party or information reasonably determined by such other Party to be business confidential; (4) permitting each other to review in advance any written or oral communication that any Party gives to CFIUS, except for any communications that are requested by CFIUS to remain confidential from each such other Party or information reasonably determined by such Party to be business confidential, and reasonably consulting with each other Party in advance of any meeting, telephone call or conference with CFIUS, and to the extent not prohibited by CFIUS, giving each other Party the opportunity to attend and participate in any telephonic conferences or in-person meetings with CFIUS; (5) preparing for and attending any meetings with CFIUS; and (6) taking any other reasonably requested action in furtherance of CFIUS Approval. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, in the event that CFIUS notifies the Parties in writing that CFIUS has recommended or intends to recommend in a report that the President prohibit the Transactions (a “CFIUS Turndown”), Parent may, in its discretion, request a withdrawal of the CFIUS Declaration filed with CFIUS in connection with the CFIUS Approval, none of the Parties shall have any further obligation to seek CFIUS Approval and this Agreement may be terminated in accordance with Section 8.1. “CFIUS Approval” means, following the filing with CFIUS of a CFIUS Declaration, CFIUS issuing a written notification to the Parties that (w) CFIUS has concluded that none of the Transactions is a “covered transaction” subject to review under the DPA; (x) CFIUS has completed its assessment under the DPA of the Transactions in response to the CFIUS Declaration, determined that there are no unresolved national security concerns with respect to the Transactions, and advised that all action under the DPA has concluded with respect to the Transactions; (y) following CFIUS’ review under the DPA of the Transactions in response to the CFIUS Declaration and CFIUS’ request for the Parties to file a formal joint voluntary notice (“CFIUS Notice”), CFIUS has completed its review (or, if applicable, any investigation) under the DPA of the Transactions in response to the CFIUS Notice, determined that there are no unresolved national security concerns with respect to the Transactions, and advised that all action under the DPA has concluded with respect to the Transactions; or (z) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision with respect to the CFIUS Declaration and the President has either (I) announced a decision not to take any action to suspend, prohibit, or place any limitations on any of the Transactions or (II) the period under the DPA during which the President may announce a decision to take action to suspend, prohibit or place any limitations on the Transactions shall have expired.

5.8 No Securities Transactions. Neither the Company, nor NewCo, nor any of their Affiliates, directly or indirectly, shall engage in any transactions involving the securities of Parent prior to the time of the making of a public announcement of the Transactions. The Company and NewCo shall use its best efforts to require each of its officers, directors and employees, and shall use commercially reasonable best efforts to require each of its agents, advisors, contractors, associates, clients, customers and representatives, to comply with the foregoing requirement.

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5.9 No Claim Against Trust Fund. Notwithstanding anything else in this Agreement, the Company and NewCo acknowledges that it has read Parent’s final prospectus for its initial public offering dated July 11, 2023 (the “Final Prospectus”) and understands that Parent has established the Trust Fund for the benefit of Parent’s public shareholders and that Parent may disburse monies from the Trust Fund only (a) to Parent’s public shareholders in the event their Parent Ordinary Shares are redeemed for cash in accordance with Parent’s Charter Documents, or (b) to Parent after, or concurrently with, the consummation of an initial business combination, except with respect to interest earned on the Trust Fund that may be released to Parent to pay its tax obligations and except for up to $100,000 of interest that may be released to Parent to pay liquidation and dissolution expenses. The Company and NewCo further acknowledges that, if the Transactions are not, or, upon termination of this Agreement, another initial business combination is not, consummated as required by Parent’s Charter Documents, Parent will be obligated to return to its shareholders the amounts being held in the Trust Fund. Accordingly, the Company and NewCo, for themselves and their respective Subsidiaries, Affiliates, directors, officers, employees, shareholders, representatives, advisors and all other associates and affiliates, hereby waive all rights, title, interest or claim of any kind against Parent to collect from the Trust Fund any monies that may be owed to them by Parent for any reason whatsoever, including but not limited to a breach of this Agreement by Parent or any negotiations, agreements or understandings with Parent (whether in the past, present or future), and will not seek recourse against the Trust Fund at any time for any reason whatsoever. This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of Parent and the Company.

5.10 Disclosure of Certain Matters. Each of Parent and the Company will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such Party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the Transactions, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions set forth in ARTICLE VI will not be satisfied, (d) is of a nature that is or may be materially adverse to the operations, prospects or condition (financial or otherwise) of the Company, or (e) would require any amendment or supplement to the Registration Statement. The parties shall have the obligation to supplement or amend the Company Schedules and Parent Schedules (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the Parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, for purposes of ARTICLE VI, ARTICLE VII and ARTICLE VIII, the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to such anticipated changes as are set forth in Schedule 4.1 or otherwise expressly contemplated by this Agreement or that are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

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5.11 Nasdaq Listing. From the date hereof through the Effective Time, the Parent shall use its commercially reasonable efforts to maintain the listing of the Parent Ordinary Shares, Parent Units, and Parent Rights on Nasdaq and maintain all applicable initial and continuing listing requirements of Nasdaq. The Parent shall prepare and submit to Nasdaq a listing application, if required under Nasdaq rules, covering the shares of Parent Ordinary Shares issuable in the Merger, and shall use its commercially reasonable best efforts to cause the shares of Parent Ordinary Shares issuable pursuant to the Transactions to be approved for listing on the Nasdaq, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Effective Time.

5.12 No Solicitation. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Closing, other than as contemplated by this Agreement or with the express written consent of the other Party, (a) the Company and NewCo will not, and will cause their respective Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than Parent and its designees) concerning any merger, sale of ownership interests in the Company or NewCo (other than any purchases of equity securities by the Company or NewCo from employees of the Company or the Company Subsidiaries or NewCo), sale of any portion of the assets of the Company or the Company Subsidiaries or NewCo (other than immaterial assets sold in the ordinary course of business consistent with past practice), recapitalization, or similar transaction involving the Company or NewCo (“Company Competing Transaction”), and (b) each of Parent and Merger Sub will not, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives not to, directly or indirectly, solicit or enter into discussions or transactions with, or encourage, or provide any information to, any corporation, partnership or other entity or group (other than the Company and its designees) concerning any merger, purchase of ownership interests and/or assets, recapitalization or similar business combination transaction (“Parent Competing Transaction”). In addition, (i) the Company and NewCo will, and will cause their respective Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Company Competing Transaction, and (ii) each of Parent and Merger Sub will, and will cause its respective controlled Affiliates, employees, agents, officers, directors and representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Parent Competing Transaction. The Company and NewCo will promptly (and in any event within two (2) Business Days of receipt) notify Parent if either of them receives, or if any of their respective Affiliates, employees, agents, officers, directors or representatives receives, any proposal, offer or submission with respect to a Company Competing Transaction after the date of this Agreement. Notwithstanding the foregoing, the Company may respond to any such proposal, offer or submission by indicating only that the Company is subject to this Agreement and is unable to provide any information related to the Company or the Company Subsidiaries or NewCo or entertain any proposals or offers or engage in any negotiations or discussions concerning a Company Competing Transaction for as long as this Agreement remains in effect. The Parties agree that the rights and remedies for noncompliance with this Section 5.12 include specific performance, it being acknowledged and agreed that any breach or threatened breach will cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy for such injury.

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5.13 Charter Protections; Directors’ and Officers’ Liability Insurance.

(a) All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of Parent as provided in the Charter Documents of Parent or in any indemnification agreements shall survive the Merger and shall continue in full force and effect in accordance with their terms.

(b) For a period of six (6) years after the Closing Date, each of Parent and the Company shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Parent and the Company, respectively (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date. In the alternative, upon the Closing, Parent shall obtain a “tail” insurance policy that provides coverage for at least a six-year period after the Closing Date, for the benefit of the current officers and directors of Parent with respect to claims arising from acts, events or omissions that occurred at or prior to the Closing, including with respect to the Transactions (the “D&O Tail Insurance”), with coverage and amounts and containing terms and conditions that are customary and prudent under the circumstances. The premium for such D&O Tail Insurance shall be paid for by Parent. Parent shall cause such D&O Tail Insurance to be maintained in full force and effect, for its full term, and shall honor, and cause its Subsidiaries and Affiliates to honor, all obligations thereunder.

(c) If Parent or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent assume the obligations set forth in this Section 5.13.

(d) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of Parent for all periods ending on or before the Closing Date and may not be changed without the consent of the Committee.

5.14 Insider Loans. The Company and NewCo shall use their best efforts to cause each Insider of the Company, NewCo and the Company Subsidiaries to, at or prior to Closing (i) repay to the Company, NewCo or the Company Subsidiary any loan by the Company, NewCo or the Company Subsidiary to such Person and any other amount owed by such Person to the Company, NewCo or the Company Subsidiary; (ii) cause any guaranty or similar arrangement pursuant to which the Company, NewCo or a Company Subsidiary has guaranteed the payment or performance of any obligations of such Person to a third party to be terminated; and (iii) cease to own any direct equity interests in any Company Subsidiary or in any other Person that utilizes the name “Qianzhi” or any derivative thereof.

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5.15 Certain Financial Information.

(a) Within fifteen (15) Business Days after the end of each month between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, the Company shall deliver to Parent unaudited consolidated financial statements of the Company for such month, including a balance sheet, statement of operations, statement of cash flows and statement of shareholders’ equity, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of the Company, prepared in accordance with IFRS applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly presenting in all material respects the financial position of the Company at the date thereof and the results of its operations and cash flows for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on the Company.

(b) The Company will use commercially reasonable efforts to provide Parent with (i) the Company’s (or, as applicable, NewCo’s) consolidated audited financial statements for each fiscal year ending on or after March 31, 2024 by the ninetieth (90th) calendar day following the end of such fiscal year, (ii) the Company’s (or, as applicable, NewCo’s) consolidated interim financial statements for the fiscal quarter ended December 31, 2023 by March 15, 2024, and (iii) the Company’s (or, as applicable, NewCo’s) consolidated interim financial statements for each fiscal quarter ending on or after June 30, 2024 (other than a fiscal quarter ending on the last day of a fiscal year) by the forty-fifth (45th) calendar day following the end of each such fiscal quarter. All of the financial statements to be delivered pursuant to this Section 5.15(b) (the “Additional Financial Statements”) will be prepared under GAAP (except as may be indicated in the notes thereto) in accordance with requirements of the PCAOB for public companies. The Additional Financial Statements will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act for financial statements required to be included in the Registration Statement and Proxy Statement. The Additional Financial Statements will fairly present in all material respects the financial position and results of operations of the Company (or, as applicable, NewCo) as of the date or for the periods indicated, except as otherwise indicated in such statements and, in the case of interim financial statements, subject to the absence of footnotes and other presentation items and for normal or immaterial year-end adjustments. The Company will use commercially reasonable efforts to promptly provide additional Company financial information (including customary pro forma financial statements) reasonably requested by Parent for inclusion in the Proxy Statement and any other filings, including on Form 8-K, to be made by Parent with the SEC.

5.16 Access to Financial Information. The Company will, and will cause its auditors to, (a) continue to provide Parent and its advisors full access to all of the Company’s financial information used in the preparation of its Financial Statements and Additional Financial Statements and (b) cooperate fully with any reviews performed by Parent or its advisors of any such financial statements or information.

5.17 Parent Borrowings. Through the Closing, Parent shall be allowed to borrow funds from its directors, officers and/or shareholders to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Parent in due course on a non-interest bearing basis and repayable at Closing (or convertible into securities of Parent at the Closing in accordance with the terms of the promissory notes issued to evidence the borrowing, which such terms have been set forth in the Final Prospectus).

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5.18 Trust Fund Disbursement. All liabilities of Parent due and owing or incurred at or prior to the Effective Time shall be paid from the Trust Fund as and when due, as follows: first, all amounts payable to Parent shareholders electing conversion in connection with their vote on the Merger; second, all Parent tax liabilities and deferred underwriting discounts and commissions; and third, all Parent Transaction Expenses and other liabilities due and payable. Any remaining cash following the foregoing disbursements shall be transferred to the Company and used for the Company Transaction Expenses due and payable and for Company working capital and general corporate purposes.

5.19 Employment Agreements. Prior to the Closing Date, Parent and Wei Liang, Liangwen Wang, Juxiang Hu shall have executed employment agreements to be effective as of the Effective Date in form to be mutually agreed upon (the “Employment Agreements”).

5.20 Noncompete Agreement. Prior to the Closing Date, Parent, the Company and Li Xiao, Yang Yang, Yuetao Lin shall have executed the noncompete agreements in form to be mutually agreed upon (the “Noncompete Agreements”).

5.21 PIPE Financing. Commencing as soon as practicable after the date hereof, Parent and the Company shall use commercially reasonable efforts to solicit investors (the “PIPE Investors”) to enter into subscription agreements with Parent (as amended or modified from time to time, collectively, the “Subscription Agreements”), on terms approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), pursuant to which, among other things, each PIPE Investor shall agree to subscribe for and purchase from Parent, and Parent shall agree to issue and sell to each such PIPE Investor, on the Closing Date concurrent with the Closing, the number or amount of Parent Ordinary Shares, Parent Preference Shares or other equity or equity-linked securities of Parent set forth in the applicable Subscription Agreement, in exchange for the purchase price set forth therein, in an aggregate amount of $5,000,000 (the financing contemplated by the Subscription Agreements, the “PIPE Financing”). Simultaneous with entering into the Subscription Agreements, the PIPE Investors shall enter into a registration rights agreement with Parent (as amended or modified from time to time, the “Registration Rights Agreement”), on terms approved by the Company (such approval not to be unreasonably withheld, conditioned or delayed), pursuant to which, among other things, Parent shall grant the PIPE Investors demand and piggyback registration rights relating to the Parent Ordinary Shares issuable pursuant to the Subscription Agreements or underlying the Parent Preference Shares or other equity or equity-linked securities issued pursuant to the Subscription Agreements. The Company shall reasonably cooperate in soliciting the PIPE Investors, obtaining the PIPE Financing and preparing the Subscription Agreements and Registration Rights Agreement by, in a timely manner, (i) providing such information and assistance as Parent may reasonably request, (ii) granting such access to potential PIPE Investors and their representatives as may reasonably be necessary for their due diligence, and (iii) causing its and its Subsidiaries’ respective senior management teams to participate in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to the PIPE Financing. The Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to cause the PIPE Financing to be consummated on the terms set forth in the Subscription Agreements, including using its commercially reasonable efforts to (i) maintain in full force and effect the Subscription Agreements in accordance with the terms thereof, (ii) satisfy on a timely basis all conditions to obtaining the PIPE Financing set forth in the Subscription Agreements that are applicable to the Parent or any of its Subsidiaries and within the control of the Parent or any of its Subsidiaries, (iii) cause the PIPE Investors to fund the PIPE Financing concurrently with or prior to the Closing, (iv) comply on a timely basis with the Parent’s obligations under the Subscription Agreements, and (v) enforce the Parent’s rights under the Subscription Agreements. The net proceeds from the PIPE shall be used, first, for all Parent tax liabilities and deferred underwriting discounts and commissions, and second, for all Parent Transaction Expenses and other liabilities due and payable (in each case, to the extent not paid from the Trust Fund in accordance with Section 5.18). Any net proceeds following the foregoing uses shall be transferred to the Company and used for the Company Transaction Expenses due and payable and for Company working capital and general corporate purposes.

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5.22 NewCo Shareholder Approval. As soon as practicable following the SEC Approval Date, NewCo shall obtain the NewCo Shareholder Approval, without the need for calling a general meeting of NewCo’s shareholders, by obtaining written consent to the adoption of this Agreement and approval of the Transactions, including the Merger, from the holders of the number of NewCo Ordinary Shares necessary in accordance with the Cayman Companies Act and NewCo’s Charter Documents; provided, that consents with respect to the NewCo Shareholder Approval will be solicited from all holders of NewCo Ordinary Shares. NewCo shall use its best efforts to cause the NewCo Shareholders to (i) with respect to all of their NewCo Ordinary Shares, provide written consent to the adoption of this Agreement and approval of the Transactions, including the Merger, and vote in opposition to, and refrain from providing written consent to, any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate the Merger, and (ii) execute and deliver all related documentation and take such other action in support of the Merger as shall reasonably be requested by NewCo in connection with the Merger.

5.23 Fees and Expenses. All fees and expenses incurred by the Parties in connection with this Agreement and the Transactions shall be paid by the Company.

ARTICLE VI

CONDITIONS TO THE TRANSACTION

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each Party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Parent Shareholder Approval. The Parent Shareholder Approval shall have been duly obtained by the requisite vote under the Cayman Companies Act and Parent’s Charter Documents.

(b) NewCo Shareholder Approval. The NewCo Shareholder Approval shall have been duly obtained by the requisite vote under the Cayman Companies Act and NewCo’s Charter Documents.

(c) Registration Statement. The SEC shall have declared the Registration Statement effective, no stop order shall have been issued by the SEC which remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC which remains pending.

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(d) Nasdaq Listing. The listing of Parent Ordinary Shares comprising the Merger Consideration (includes the Merger Shares and Earnout Shares) on Nasdaq shall have been approved, subject only to official notice of issuance and the requirement to have a sufficient number of round lot holders.

(e) HSR Act. The applicable waiting period under the HSR Act in respect of the Merger shall have expired or been terminated, or it shall have been determined and agreed by the Parties that no filing or waiting period under the HSR Act is required in respect of the Transactions.

(f) CFIUS Approval. CFIUS Approval shall have been obtained and be in full force and effect.

(g) CSRC Approval. Approval of all necessary filings with China Securities Regulatory Commission (“CSRC”) shall have been obtained and be in full force and effect.

(h) Parent Net Tangible Assets. The Parent shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(i) Appraisal Rights. Holders of less than five percent (5%) of the NewCo Ordinary Shares issued and outstanding immediately prior to the Closing shall have exercised their right to dissent, and not effectively withdrawn their dissent or lost their right to dissent, from the Merger pursuant to section 238 of the Cayman Companies Act.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. Each representation and warranty of Parent contained in Sections 3.1 (Organization and Qualification), 3.3 (Capitalization), 3.4 (Authority Relative to This Agreement) and 3.17 (Brokers) shall be true and correct in all respects as of the date of this Agreement and, subject to the provisions of Section 5.10, on and as of the Closing Date with the same force and effect as if made on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). Each other representation and warranty of Parent contained in this Agreement that is (i) subject to materiality, Material Adverse Effect or other similar qualification, shall have been true and correct in all respects, or (ii) not subject to materiality, Material Adverse Effect or other similar qualification, shall have been true and correct in all material respects, in each case as of the date of this Agreement and, subject to the provisions of Section 5.10, on and as of the Closing Date with the same force and effect as if made on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent (“Parent Closing Certificate”).

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(b) Agreements and Covenants. Parent and the Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Parent) does not, or is not reasonably expected to, constitute a Material Adverse Effect with respect to Parent, and the Parent Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which (i) would prevent consummation of any of the Transactions, (ii) would cause any of the Transactions to be rescinded following consummation or (iii) would affect materially and adversely or otherwise encumber the title of the Parent Ordinary Shares to be issued by Parent in connection with the Merger, and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. Parent shall have obtained the consents, waivers and approvals required to be obtained by Parent in connection with the consummation of the Transactions, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Parent, and the Parent Closing Certificate shall include a provision to such effect.

(e) Parent Plan. Prior to the Closing Date, the Parent Plan shall have been adopted in accordance with Section 5.1.

(f) Other Deliveries. At or prior to Closing, Parent shall have delivered to the Company (i) copies of resolutions and actions taken by Parent’s board of directors and shareholders in connection with the approval of this Agreement and the Transactions, and (ii) such other documents or certificates as shall reasonably be required by the Company and its counsel in order to consummate the Transactions.

(g) Resignations. The persons listed in Schedule 6.2(g) shall have resigned from all of their positions and offices with Parent and Merger Sub.

6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. Each representation and warranty of the Company and NewCo contained in Sections 2.1 (Organization and Qualification), 2.3 (Capitalization), 2.4 (Authority Relative to This Agreement) and 2.17 (Brokers; Third-Party Expenses) shall have been true and correct in all respects as of the date of this Agreement and, subject to the provisions of Section 5.10, on and as of the Closing Date with the same force and effect as if made on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). Each other representation and warranty of Parent contained in this Agreement that is (i) subject to materiality, Material Adverse Effect or other similar qualification, shall have been true and correct in all respects, or (ii) not subject to materiality, Material Adverse Effect or other similar qualification, shall have been true and correct in all material respects, in each case as of the date of this Agreement and, subject to the provisions of Section 5.10, on and as of the Closing Date with the same force and effect as if made on the Closing Date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by an authorized officer of the Company (“Company Closing Certificate”).

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(b) Agreements and Covenants. The Company and the NewCo Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them at or prior to the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of the Company) does not, or is not reasonably expected to constitute a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(c) No Litigation. No action, suit or proceeding shall be pending or threatened before any Governmental Entity which would (i) prevent consummation of any of the Transactions, (ii) cause any of the Transactions to be rescinded following consummation, or (iii) affect materially and adversely the right of the Surviving Company to own, operate or control any of the assets and operations of the Company following the Merger, and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect.

(d) Consents. The Company shall have obtained all consents, waivers, permits and approvals required to be obtained by the Company in connection with the consummation of the Transactions, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company, and the Company Closing Certificate shall include a provision to such effect.

(e) Material Adverse Effect. No Material Adverse Effect with respect to the Company shall have occurred since the date of this Agreement.

(f) Employment Agreements. The Employment Agreements shall have been executed and delivered by those Persons required by the terms of this Agreement and shall all be in full force and effect.

(g) Noncompete Agreements. The Noncompete Agreements shall have been executed and delivered by those Persons required by the terms of this Agreement and shall all be in full force and effect.

(h) PIPE Financing. The PIPE Financing shall have been consummated concurrently with the Closing.

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(i) Other Deliveries. At or prior to Closing, the Company shall have delivered to Parent: (i) copies of resolutions and actions taken by the Company’s board of directors and Shareholders in connection with the approval of this Agreement and the Transactions, and (ii) such other documents or certificates as shall reasonably be required by Parent and its counsel in order to consummate the Transactions, including negative assurance letters from counsel to the Company as of the Closing in form and substance reasonably satisfactory to Parent and “comfort letters” from the Company’s accounting firm pursuant to AU 634 of the Public Company Accounting Oversight Board as of the effectiveness of the Registration Statement.

(j) Derivative Securities. Except as described in the Company Disclosure Schedules delivered on the date of this Agreement and for securities issued in the PIPE Financing, there shall be outstanding no options, rights, warrants or other derivative securities entitling the holders thereof to acquire any capital stock or other securities of the Company.

(k) Insider Loans; Equity Ownership in Subsidiaries. (i) All outstanding indebtedness owed by the Insiders to the Company and the Company Subsidiaries shall have been repaid in full, including the indebtedness and other obligations described on Schedule 2.22; (ii) all outstanding guaranties and similar arrangements pursuant to which the Company or any Company Subsidiary has guaranteed the payment or performance of any obligations of any of the Insiders to a third party shall have been terminated; and (iii) no Insider shall own any direct equity interests in any Company Subsidiary or in any other Person that utilizes in its name “Qianzhi” or any derivative thereof.

ARTICLE VII

INDEMNIFICATION

7.1 Indemnification of Parent Indemnitees.

(a) Subject to the terms and conditions of this ARTICLE VII (including without limitation the limitations set forth in Section 7.5), Parent, the Surviving Company and the Company, and their respective representatives, successors and permitted assigns (the “Parent Indemnitees”), shall be indemnified, defended and held harmless by the NewCo Shareholders, jointly and severally to the extent of the Escrow Shares, and thereafter severally but not jointly, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Parent Indemnitee by reason of, arising out of or resulting from:

(i) the actual or alleged inaccuracy or breach of any representation or warranty of the Company or NewCo contained in or made pursuant to this Agreement, or contained in or made pursuant to any certificate delivered by the Company or NewCo to Parent pursuant to this Agreement in connection with the Closing; or

(ii) the non-fulfillment or breach of any covenant or agreement of the Company or NewCo contained in this Agreement.

(b) As used in this ARTICLE VII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses), including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments, whether or not made by third parties or whether or not ultimately determined to be valid.

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(c) For all purposes of this ARTICLE VII, any representation or warranty contained in or made pursuant to this Agreement, or contained or made pursuant to any certificate delivered by the Company or NewCo to Parent pursuant to this Agreement in connection with the Closing, that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

(d) No investigation or knowledge by the Parent Indemnitees or their representatives of a breach of a representation, warranty, covenant or agreement of an Indemnifying Party shall affect the recourse available to the Parent Indemnitees under this ARTICLE VII.

7.2 Indemnification of Third-Party Claims. The indemnification obligations and liabilities under this ARTICLE VII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against the Parent Indemnitees by a Person other than the Company (a “Third-Party Claim”) shall be subject to the following terms and conditions:

(a) Notice of Claim. The Parent Indemnitees will give the Representative prompt written notice after receiving written notice of any Third-Party Claim or discovering the liability, obligation or facts giving rise to such Third-Party Claim (a “Notice of Claim”), which Notice of Third-Party Claim shall set forth (i) a brief description of the nature of the Third-Party Claim, (ii) the total amount of the Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance.

(b) Defense. The Representative shall have the right, at its option (subject to the limitations set forth in Section 7.2(c)), by written notice to the Parent Indemnitees, to assume the defense of the Third-Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Parent Indemnitees to be the lead counsel in connection with such defense. In such event, the Parent Indemnitees shall have the right to participate in such defense with their own counsel, but the fees and disbursements of counsel retained by the Parent Indemnitees shall not be indemnifiable Losses hereunder. If the Representative is permitted and elects to assume such defense:

(i) the Representative shall diligently and in good faith defend such Third-Party Claim and shall keep the Parent Indemnitees reasonably informed of the status of such defense; and

(ii) the Parent Indemnitees shall cooperate fully in all respects with the Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Parent Indemnitees shall make available to the Representative all pertinent information and documents under their control.

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(c) Limitations of Right to Assume Defense. Anything in this Section 7.2 to the contrary notwithstanding:

(i) The Representative shall not be entitled to assume control of the defense of the Third-Party Claim, and the reasonable fees and expenses of counsel retained by the Parent Indemnitees shall be indemnifiable Losses hereunder, if (i) the Third-Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third-Party Claim seeks an injunction or equitable relief against the Parent Indemnitees; (iii) there is a reasonable probability that a Third-Party Claim may materially and adversely affect the Parent Indemnitees or their Subsidiaries other than as a result of money damages or other money payments; (iv) the potential Loss arising from such Third-Party Claim would reasonably be expected to exceed the limitations set forth in Section 7.5(c); or (v) if in the reasonable opinion of counsel to the Parent Indemnitees, (x) there are legal defenses available to the Parent Indemnitee that are different from or additional to those available to the NewCo Shareholders, or (y) there exists a conflict of interest between the NewCo Shareholders and the Parent Indemnitees that cannot be waived.

(ii) If the Representative is permitted and elects to assume the defense of a Third Party Claim, but fails to defend such Third Party Claim actively and in good faith promptly after receiving a Notice of Claim, or at any time thereafter, the Parent Indemnitees will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, and the reasonable fees and expenses of counsel retained by the Parent Indemnitees shall be indemnifiable Losses hereunder.

(iii) The Representative shall not, without the written consent of the Parent Indemnitees, settle or compromise any action or consent to the entry of any judgment.

(d) Other Limitations. Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not affect the Representative’s duty or obligations under this ARTICLE VII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages for which the Representative is obligated to be greater than such damages would have been had the Parent Indemnitees given the Representative prompt notice hereunder. So long as the Representative is defending any such action actively and in good faith, the Parent Indemnitees shall not settle such action.

7.3 Indemnification of Direct Claims. The Parent Indemnitees will give the Representative prompt written notice of any claim for indemnification that is not a Third-Party Claim, which notice shall contain, to the extent applicable, the same information as a Notice of Claim for a Third-Party Claim. The Representative will have a period of thirty (30) days after receipt of such notice to respond thereto. If the Representative does not respond to such notice within such thirty (30) days, or responds within such thirty (30) days and rejects such claim in whole or in part, the Parent Indemnitees will be free to pursue such remedies as may be available under this Agreement, the Escrow Agreement or applicable Law.

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7.4 Insurance Effect. To the extent that any Losses that are subject to indemnification pursuant to this ARTICLE VII are covered by insurance paid for by the Company prior to the Closing, Parent shall use commercially reasonable best efforts to obtain the maximum recovery under such insurance; provided, that Parent shall nevertheless be entitled to bring a claim for indemnification under this ARTICLE VII in respect of such Losses and the time limitations set forth in Section 7.5 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by Parent for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the NewCo Shareholders. If Parent has received the payment required by this Agreement from the NewCo Shareholders (including by delivery of Escrow Shares) in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall pay to the Representative (for the benefit of the NewCo Shareholders), as promptly as practicable after receipt, a sum equal to the amount of such proceeds from insurance or other amount received, up to the aggregate amount of any payments received from the NewCo Shareholders pursuant to this Agreement in respect of such Loss. Parent may pay such sum in Parent Ordinary Shares to the extent Parent Ordinary Shares were used in making the corresponding indemnification payment from the NewCo Shareholders, and may deposit such Parent Ordinary Shares in escrow to the extent (x) Escrow Shares were used in making the corresponding indemnification payment from the NewCo Shareholders, and (y) such Escrow Shares would have remained in escrow at such time. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

7.5 Limitations on Indemnification.

(a) Survival; Time Limitation. The representations and warranties of the Company and NewCo in this Agreement or in any writing delivered by the Company or NewCo to Parent in connection with this Agreement (including the certificate required to be delivered by the Company pursuant to Section 6.3(a)) shall survive the Closing for the period that ends on the date that is two (2) years after the Closing Date, except that claims for breaches of the representations and warranties in Sections 2.1 (Organization and Qualification), 2.2 (Subsidiaries), 2.3 (Capitalization), 2.4 (Authority Relative to this Agreement), 2.11 (Employee Benefit Plans), 2.15 (Taxes), 2.16 (Environmental Matters), 2.17 (Brokers; Third Party Expenses) and 2.18 (Intellectual Property) (the “Specified Representations”) shall survive until the expiration of the applicable statute of limitations (the “Survival Period”). Any indemnification claim made by the Parent Indemnitees prior to the termination of the applicable Survival Period shall be preserved despite the subsequent termination of such period and any claim set forth in a Notice of Claim sent prior to the expiration of the applicable Survival Period shall survive until final resolution thereof. Except as set forth in the immediately preceding sentence, no claim for indemnification under this ARTICLE VII shall be brought after the end of the applicable Survival Period. The covenants and agreements of the Company and NewCo contained in this Agreement shall survive indefinitely.

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(b) Basket. No amount shall be payable under ARTICLE VII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds $3,750,000 (the “Basket”), in which event the NewCo Shareholders shall be required to pay or be liable for all such indemnifiable Losses from the first dollar. Notwithstanding the foregoing sentence, the Basket shall not apply to indemnifiable Losses arising out of or resulting from an actual or alleged breach of a Specified Representation.

(c) Aggregate Amount Limitation. The aggregate liability of the NewCo Shareholders for Losses pursuant to ARTICLE VII shall not in any event exceed $18,750,000 (and no NewCo Shareholder shall be liable for more than its pro rata share of the Losses, based on the same proportions as the total Merger Shares are allocated among them).

7.6 Payments. Any indemnification obligation of the NewCo Shareholders under this ARTICLE VII will be settled through delivery to the Parent Indemnitee of such number of Escrow Shares (which delivery shall be required to be made within five (5) Business Days after the final determination of such obligation in accordance with this ARTICLE VII and the Escrow Agreement) as are equal in value to the finally determined amount of indemnifiable Loss, or, if no Escrow Shares remain, at the election of the Representative, either (i) through delivery to the Parent Indemnitees of such number of Merger Shares as are equal in value to any such shortfall, (ii) through payment to the Parent Indemnitees of any such shortfall in cash, or (iii) through a combination of the foregoing. The value the Parent Ordinary Shares shall be determined based on the dollar volume-weighted average price of the Parent Ordinary Shares on the principal securities exchange or securities market on which such security is then traded during the fifteen (15) trading day period ending on the Business Day prior to the date of the finally determined indemnifiable Loss.

7.7 Exclusive Remedy. Parent, on behalf of itself and the other Parent Indemnitees, hereby acknowledges and agrees that, from and after the Closing, the sole remedy of the Parent Indemnitees with respect to any and all claims for money damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this ARTICLE VII. Notwithstanding any of the foregoing, nothing contained in this ARTICLE VII shall in any way impair, modify or otherwise limit the Parent Indemnitees right to bring any claim, demand or suit against the other Party based upon fraud, intentional misrepresentation or willful misconduct.

7.8 Adjustment to Merger Consideration. Amounts paid for indemnification under ARTICLE VII shall be deemed to be an adjustment to the Merger Consideration, except as otherwise required by Law.

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7.9 Representative Capacities; Application of Escrow. The Parties acknowledge that the Representative’s obligations under this ARTICLE VII are solely as a representative of the Company’s shareholders in the manner set forth in the Escrow Agreement and that the Representative shall have no personal responsibility for any expenses incurred by him in such capacity. Out-of-pocket expenses of the Representative for attorneys’ fees and other costs, including the cost of assuming defense, compromise or settlement of the Third-Party Claim pursuant to Section 7.2(b), shall be borne in the first instance by Parent, which may make a claim for reimbursement thereof as part of its Losses. The parties further acknowledge that all actions to be taken by Parent or the Parent Indemnitees pursuant to this ARTICLE VII or the Escrow Agreement shall be taken on their behalf by the Committee. The Escrow Agent, pursuant to the Escrow Agreement after the Closing, first shall apply the Escrow Shares, as appropriate, to satisfy claims for indemnification pursuant to this ARTICLE VII. The Escrow Agent will hold any remaining portion of the Escrow Shares until final resolution of all claims for indemnification submitted prior to the date that is two (2) years after the Closing. Notwithstanding anything to the contrary contained herein, the Representative shall have no liability to Parent, the Company, NewCo or any NewCo Shareholder for any action taken or omitted to be taken hereunder, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative. Parent shall defend, indemnify and hold harmless the Representative for all losses, damages, costs and expenses (including reasonable attorney’s fees and costs of investigation) arising out of or in connection with, the performance by the Representative of its duties and obligations under this Agreement, unless such liability is determined by a judgment or a court of competent jurisdiction to have resulted from the gross negligence, or willful misconduct of the Representative.

ARTICLE VIII

TERMINATION

8.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written agreement of Parent and the Company at any time;

(b) by either Parent or the Company if the Merger shall not have been consummated by December 31, 2024; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c) by either Parent or the Company if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

(d) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in ARTICLE VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach or inaccuracy is curable by Parent prior to the Closing Date, then the Company may not terminate this Agreement under this Section 8.1(d) for thirty (30) days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable best efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(d) if it shall have materially breached this Agreement or if such breach by Parent is cured during such 30-day period);

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(e) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company or NewCo set forth in this Agreement, or if any representation or warranty of the Company or NewCo shall have become untrue, in either case such that the conditions set forth in ARTICLE VI would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such breach or inaccuracy is curable by the Company or NewCo prior to the Closing Date, then Parent may not terminate this Agreement under this Section 8.1(e) for thirty (30) days after delivery of written notice from Parent to the Company of such breach, provided the Company and the NewCo Shareholders continue to exercise commercially reasonable best efforts to cure such breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if it shall have materially breached this Agreement or if such breach by the Company or a Shareholder is cured during such 30-day period);

(f) by either Parent or the Company, if the Parent Shareholder Approval is not obtained, by the requisite vote under the Cayman Companies Act and Parent’s Charter Documents, at the Special Meeting (including any adjournments thereof);

(g) by Parent, if the Company Stockholder Approval is not obtained, by the requisite vote under the Cayman Companies Act and NewCo’s Charter Documents, within one (1) Business Day after the Special Meeting;

(h) by Parent, if a CFIUS Turndown has occurred; or

(i) by either the Parent or the Company if the approval of all necessary filings with the CSRC has not been obtained and be in full force and effect.

8.2 Notice of Termination; Effect of Termination.

(a) Any termination of this Agreement under Section 8.1 above will be effective immediately upon (or, if the termination is pursuant to Section 8.1(d) or Section 8.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating party to the other Parties hereto.

(b) In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect and the Merger shall be abandoned, except for and subject to the following: (i) Sections 5.5(a) (Confidentiality), 5.9 (No Claim Against Trust Fund), 5.23 (Fees and Expenses), 8.2 (Effect of Termination) and ARTICLE X (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any willful breach of this Agreement.

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ARTICLE IX

DEFINED TERMS

9.1 Defined Terms. Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“A&R Memorandum and Articles of Association”	Section 1.4(b)
“Additional Financial Statements”	Section 5.15(b)
“Affiliate”	Section 10.2(a)
“Agreement”	Preamble
“Approvals”	Section 2.1(a)
“Audited Financial Statements”	Section 2.7(a)
“Basket”	Section 7.5(b)
“Business Day”	Section 1.2
“Capitalization Amendment”	Section 5.1(a)
“Cayman Companies Act”	Recital E
“CFIUS”	Section 5.7(c)
“CFIUS Approval”	Section 5.7(c)
“CFIUS Declaration”	Section 5.7(c)
“CFIUS Notice”	Section 5.7(c)
“CFIUS Turndown”	Section 5.7(c)
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Closing Form 8-K”	Section 5.3(c)
“Closing Press Release”	Section 5.3(c)
“Code”	Recital H
“Committee”	Section 1.11(a)
“Company”	Preamble
“Company Closing Certificate”	Section 6.3(a)
“Company Competing Transaction”	Section 5.12
“Company Contracts”	Section 2.19(a)
“Company Intellectual Property”	Section 2.18(a)
“Company Products”	Section 2.18(a)
“Company Registered Intellectual Property”	Section 2.18(a)
“Company Schedule”	Article II Preamble
“Company Subsidiaries”	Section 2.2(a)
“Continental”	Section 1.10
“Copyrights”	Section 2.18(a)
“CSRC”	Section 6.1(g)
“D&O Tail Insurance”	Section 5.13(b)
“Data Protection Requirements”	Section 2.18(a)
“Disclosure Schedules”	Section 5.10
“Dissenting Shares”	Section 1.13(a)
“Dissenting Shareholders”	Section 1.13(a)
“DPA”	Section 5.7(c)

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“Earnout Shares”	Section 1.5(a)
“Effective Time”	Section 1.2
“Employment Agreements”	Section 5.19
“Environmental Law”	Section 2.16(a)
“Equity Securities”	Section 10.2(b)
“Escrow Agreement”	Section 1.10
“Escrow Shares”	Section 1.10
“Escrow Termination Date”	Section 1.10
“Exchange Act”	Section 10.2(c)
“Final Prospectus”	Section 5.9
“Financial Statements”	Section 2.7(a)
“Governmental Action/Filing”	Section 2.21(a)
“Governmental Entity”	Section 10.2(d)
“Hazardous Substance”	Section 2.16(a)
“HSR Act”	Section 2.5(b)
“IFRS”	Section 2.7(b)
“Insider”	Section 10.2(e)
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18(a)
“IT Data”	Section 2.18(a)
“IT Systems”	Section 2.18(a)
“Proxy Statement”	Section 5.1(b)
“Knowledge”	Section 10.2(f)
“Legal Requirements”	Section 10.2(g)
“Letter of Transmittal”	Section 1.6(a)
“Lien”	Section 10.2(h)
“Losses”	Section 7.1(b)
“Material Adverse Effect”	Section 10.2(i)
“Material Company Contracts”	Section 2.19(a)
“Merger”	Recital E
“Merger Consideration”	Section 1.5(a)
“Merger Proposal”	Section 5.1(a)
“Merger Shares”	Section 1.5(a)
“Merger Sub”	Preamble
“Merger Sub Ordinary Shares”	Section 1.5(b)
“Name Change Amendment”	Section 5.1(a)
“Nasdaq”	Section 3.22
“NewCo”	Preamble
“NewCo Certificates”	Section 1.6(b)
“NewCo Ordinary Shares”	Section 2.3(a)
“NewCo Shareholder Approval”	Recital G
“NewCo Shareholders”	Recital D
“Noncompete Agreements”	Section 5.20
“Notice of Claim”	Section 7.2(a)
“Parent”	Preamble
“Parent Audited Financial Statements”	Section 3.7(b)

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“Parent Closing Certificate”	Section 6.2(a)
“Parent Contracts”	Section 3.19(a)
“Parent Competing Transaction”	Section 5.12
“Parent Financial Statements”	Section 3.7(b)
“Parent Indemnitees”	Section 7.1(a)
“Parent Ordinary Shares”	Section 1.5(a)
“Parent Plan”	Section 5.1(a)
“Parent Preference Shares”	Section 3.3(a)
“Parent Rights”	Section 3.3(b)
“Parent Schedule”	Article III Preamble
“Parent SEC Reports”	Section 3.7(a)
“Parent Signing Form 8-K”	Section 5.3(a)
“Parent Shareholder Approval”	Section 5.1(a)
“Parent Unaudited Financial Statements,”	Section 3.7(b)
“Parties”	Preamble
“Patents”	Section 2.18(a)
“Person”	Section 10.2(j)
“Personal Data”	Section 2.18(a)
“Personal Property”	Section 2.14(b)
“PIPE Financing”	Section 5.21
“PIPE Investors”	Section 5.21
“Plan” or “Plans”	Section 2.11(a)
“Plan of Merger”	Section 1.2
“President”	Section 5.7(c)
“Proxy Statement”	Section 5.1(b)
“Registered Intellectual Property”	Section 2.18(a)
“Registration Rights Agreement”	Section 5.21
“Registration Statement”	Section 5.1(a)
“Representative”	Section 1.11(b)
“Restructuring”	Recital D
“Returns”	Section 2.15(b)
“SEC”	Section 10.2(k)
“SEC Approval Date”	Section 5.1(b)
“Securities Act”	Section 10.2(l)
“Signing Press Release”	Section 5.3(b)
“Special Meeting”	Section 5.1(a)
“Specified Representations”	Section 7.5(a)
“Stock”	Section 10.2(b)
“Subscription Agreements”	Section 5.21
“Subsidiary”	Section 10.2(m)
“Survival Period”	Section 7.5(a)
“Surviving Company”	Recital E
“Tax” or “Taxes”	Section 2.15(a)
“Third-Party Claim”	Section 7.2
“Top Customer”	Section 2.23(a)
“Top Supplier”	Section 2.23(b)

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“Trademarks”	Section 2.18(a)
“Transaction Agreements”	Section 10.2(o)
“Transaction Expenses”	Section 10.2(n)
“Transactions”	Section 10.2(p)
“Transfer”	Section 10.2(q)
“Trust Fund”	Section 3.24
“U.S. GAAP”	Section 3.7(c)
“Voting Agreement”	Recital G
“Voting Debt”	Section 10.2(b)

ARTICLE X

GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy or e-mail (receipt confirmed) to the Parties at the following mailing addresses or telecopy numbers or e-mail addresses (or at such other mailing addresses or telecopy numbers or e-mail addresses for a Party as shall be specified by like notice):

if to Parent or the Committee, to:

Bowen Acquisition Corp
420 Lexington Ave, Suite 2446
New York, NY 10170
Attention:	Jiangang Luo
E-mail:	jiangangluo@bowenspac.com

with a copy to:

Graubard Miller
405 Lexington Ave, 44th Floor
New York, NY 10174
Attention:	David Alan Miller, Esq.
Jeffrey M. Gallant, Esq.
Eric Schwartz, Esq.
E-mail:	dmiller@graubard.com
jgallant@graubard.com
eschwartz@graubard.com

if to the Company, NewCo or the Representative, to:

Qianzhi Group Holdings (Cayman) Limited
1705, Block B, KK 100 Building
5016 East Shennan Road
Luoho District, Shenzhen
Guangdong Province, 51800
Peoples Republic of China
Attention:	Xiaoqin Lin, Chief Executive Officer
Liangwen Wang, Chief Financial Officer
E-mail:	395644267@qq.com (Lin)
275267023@qq.com (Wang)

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with a copy to:

Becker & Poliakoff LLP
45 Broadway, 17th Floor
New York, NY 10006
Attention:	Chengying Xiu, Esq.
Steven L. Glauberman, Esq.
E-mail:	jxiu@beckerlawyers.com
sglauberman@beckerlawyers.com

10.2 Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms. When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections or subsections, such reference shall be to a Section or subsection of this Agreement. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity. Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity. All monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted. For purposes of this Agreement, the following capitalized terms have the following meanings:

(a) “Affiliate” shall mean, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(b) “Equity Securities” means, with respect to any Person, (i) any shares, shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person (“Stock”), (ii) bonds, debentures, notes or other Indebtedness having the right to vote (or convertible or exchangeable into or exercisable for securities having the right to vote) on any matters on which holders of Stock of such Person, in their capacity as such, would have the right to vote (“Voting Debt”), (iii) any securities of such Person convertible into or exchangeable for Stock or Voting Debt of such Person, (iv) any warrants, calls, subscriptions, options or other rights (including preemptive rights) to subscribe for, purchase or acquire from such Person, or any other obligations of any character of such Person to issue, any Stock or Voting Debt of such Person, or any securities of such Person convertible into or exchangeable for Stock or Voting Debt of such Person, or (v) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities, profit participation, equity-based awards, or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Stock of such Person or any business, products or assets of such Person.

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(c) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(d) “Governmental Entity” shall mean any United States or foreign federal, national, state, county, municipal, provincial, or local government, any transnational or supranational government, any political subdivision of any of the foregoing, and any authority, agency, commission, body, department or other instrumentality exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any such government or political subdivision thereof, including any self-regulatory or quasi-regulatory authority, agency, commission, body, department or other instrumentality and any court, arbitral body or tribunal of competent jurisdiction.

(e) “Insider” shall mean, with respect to any Person, any officer, director, employee, or holder of Equity Securities of such Person.

(f) “Knowledge” shall mean actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation.

(g) “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Company Contracts or Parent Contracts.

(h) “Lien” shall mean any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, any restriction on transfer, any option to purchase or sell, or any agreement to give any security interest).

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(i) “Material Adverse Effect,” when used in connection with the Company or Parent, shall mean any change, event, occurrence, effect or circumstance, individually or when aggregated with other changes, events, occurrences, effects or circumstances, that (i) has had or would reasonably be expected to have a materially adverse effect on the business, financial condition, results of operations or prospects of such Party and its Subsidiaries, taken as a whole; or (ii) would prevent, delay, impair or materially impede the ability of such Party to consummate the Merger; provided, however, that none of the following, alone or in combination, shall be deemed, in and of itself, to constitute, or shall be taken into account in determining whether there has been or will be, a Material Adverse Effect under clause (i) of this definition: (A) acts of war, sabotage, civil or political unrest or terrorism, or any escalation or worsening of any such acts of war, sabotage, civil or political unrest or terrorism; (B) earthquakes, hurricanes, wildfires, mudslides, tornados or other natural or man-made disasters, acts of God or other force majeure events; (C) any pandemic (including COVID-19), epidemic, plague or other general outbreak of illness, including any actions taken by a Governmental Entity in response thereto; (D) any proposal, enactment or change in interpretation of, or other change in, applicable Legal Requirements or IFRS or U.S. GAAP (or equivalent accounting practice in any other jurisdiction); (E) general conditions in the industries in which the Company or any of its Subsidiaries operate; (F) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally; (G) the failure, in and of itself, of the Company or any of its Subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenue, earnings or other financial or operating metrics before, on or after the date of this Agreement, or changes in the credit rating of the Company or any of its Subsidiaries, provided that such projections, forecasts, estimates or predictions were based on reasonable and appropriate assumptions for projections, forecasts, estimates or predictions of such kind (it being understood that the underlying facts giving rise or contributing to such failure or change may be taken into account in determining whether there has been a Material Adverse Effect if otherwise contemplated by this definition); (H) changes attributable to the public announcement or pendency of the transactions contemplated hereby or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees; or (I) any actions taken, or failures to take action, or such other changes or events, in each case, by the Company or its Subsidiaries which Parent has requested or to which it has consented, in each case, expressly in writing or which actions are expressly contemplated by this Agreement; provided, however, in the case of clauses (A) to (F) above, if any such change, event, occurrence, effect or circumstance has a disproportionate and adverse effect on such Party and its Subsidiaries, taken as a whole, relative to other similarly situated businesses in the industries in which such Party and its Subsidiaries operate, such change, event, occurrence, effect or circumstance may deemed to constitute, or may be taken into account in determining whether there has been or will be, a Material Adverse Effect.

(j) “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(k) “SEC” shall mean the United States Securities and Exchange Commission.

(l) “Securities Act” shall mean the Securities Act of 1933, as amended.

(m) “Subsidiary” means, with respect to a Person, (i) any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person, directly or indirectly, owns or controls shares, stock or other securities or interests in such corporation or other organization having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or of which such Person, directly or indirectly, is a general partner or managing member or acts in a similar management capacity, or (ii) any joint venture or other entity in which such Person has a participation.

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(n) “Transaction Expenses” means, with regard to a Party, all fees and expenses of any of such Party incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the Transactions, including any amounts payable to professionals (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of such Party and any extension costs of Parent, including additional contributions to the Trust Fund repayable by Parent in connection with the Closing, (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any Company Group member at or after the Closing pursuant to any agreement to which any Company Group member is a party prior to the Closing which become payable (including if subject to continued employment) as a result of the execution of this Agreement or the consummation of the Transactions, and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on the Parent, Merger Sub, NewCo or the Company in connection with the Transactions.

(o) “Transaction Agreements” means this Agreement, the Voting and Support Agreement, the Escrow Agreement, the Noncompete Agreements, the Employment Agreements, the Subscription Agreements, the Registration Rights Agreement, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

(p) “Transactions” means the transactions contemplated by this Agreement, including the Merger.

(q) “Transfer” shall mean to, directly or indirectly, whether in one transaction or a series of transactions and whether by merger, consolidation, division, operation of law, or otherwise, (i) offer, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any interest owned by a Person or any interest (including a beneficial interest) in, or the ownership, control or possession of, any interest owned by a Person, (ii) enter into any swap, hedging, short sale, or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of Shares or securities convertible into or exercisable or exchangeable for Class A Common Stock, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

10.3 Counterparts; Electronic Delivery. This Agreement and each other document executed in connection with the Transactions, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or electronic transmission to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

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10.4 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the term sheet between Parent and the Company executed on or about October 17, 2023 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the Transactions); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

10.5 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

10.6 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

10.7 Governing Law. This Agreement shall be governed by and construed in accordance with the internal law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof. Notwithstanding the foregoing, the Merger and the exercise of appraisal and dissenters’ rights under the Cayman Companies Act, the fiduciary or other duties of the board of directors of Parent, Merger Sub, NewCo and Company with respect of the Merger, shall in each case be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which each of the Parties hereto irrevocably submits it to the non-exclusive jurisdiction of the courts of the Cayman Islands.

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10.8 Consent to Jurisdiction; WAIVER OF JURY TRIAL. Each of the Parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Supreme Court of the State of New York for the County of New York or in the United States District Court for the Southern District of New York in connection with any matter arising under the Laws of the State of New York based upon or arising out of this Agreement or the Transactions, agrees that process may be served upon them by sending notice in accordance with Section 10.1 or in any manner authorized by the laws of the State of New York for such persons, and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and manner of service of process. Each Party hereto hereby agrees not to commence any legal proceedings arising under the Laws of the State of New York relating to or arising out of this Agreement or the Transactions in any jurisdiction or courts other than as provided herein. THE PARTIES HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVE (AND SHALL CAUSE THEIR SUBSIDIARIES AND AFFILIATES TO WAIVE) THEIR RIGHT TO TRIAL BY JURY IN ANY JUDICIAL PROCEEDING IN ANY COURT RELATING TO ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS TRANSACTION AGREEMENTS (INCLUDING ANY SCHEDULE OR EXHIBIT HERETO AND THERETO) OR THE BREACH, TERMINATION OR VALIDITY OF SUCH AGREEMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF SUCH AGREEMENTS. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THE TRANSACTOIN AGREEMENTS, THE MERGER, OR ANY RELATED INSTRUMENTS. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. EACH PARTY TO THIS AGREEMENT CERTIFIES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT OR INSTRUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH ABOVE IN THIS SECTION 10.8. NO PARTY OR REPRESENTATIVE OF ANY PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION 10.8 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

10.9 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.10 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that a Parent Shareholder may assign its rights and interests in connection with estate planning purposes so long as such assignee assumes such Shareholder’s obligations hereunder. Subject to the first sentence of this Section 10.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

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10.11 Amendment. This Agreement may be amended by the Parties hereto at any time by execution of an instrument in writing signed on behalf of each of the Parties; provided, however, that after the Closing, any such amendment shall be approved in writing by the Committee and the Representative.

10.12 Extension; Waiver. At any time prior to the Closing, any Party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

10.13 Disclosure Schedules. The information furnished in the Disclosure Schedules is arranged in sections corresponding to the Sections of this Agreement, and the disclosures in any section of the Disclosure Schedules shall qualify (a) the corresponding Section of this Agreement and (b) other Sections of this Agreement to the extent (notwithstanding the absence of a specific cross-reference), that it is clear from a reasonable reading of the Disclosure Schedules and such other Sections of this Agreement that such disclosure is also applicable to such other Sections of this Agreement. The Disclosure Schedules and the information and disclosures contained in such Schedules are intended only to qualify and limit the representations and warranties of the parties contained in this Agreement and shall not be deemed to expand in any way the scope of any such representation or warranty. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment that such information is material or outside the ordinary course of business. The inclusion of any fact or information in a Dislcosure Schedule is not intended to be construed as an admission or concession as to the legal effect of any such fact or information in any proceeding between any party and any Person who is not a party.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

BOWEN ACQUISITION CORP

By:	/s/ Na Gai
Name:	Na Gai
Title:	Chairwoman

BOWEN MERGER SUB

By:	/s/ Na Gai
Name:	Na Gai
Title:	Sole Director

SHENZHEN QIANZHI BIOTECHNOLOGY CO., LTD

By:	/s/ Juxiang Hu
Name:	Juxiang Hu
Title:	Legal Representative

QIANZHI GROUP HOLDING (CAYMAN) LIMITED

By:	/s/ Xiaoqin Lin
Name:	Xiaoqin Lin
Title:	Director

[Signature Page to Agreement and Plan of Merger]